EXHIBIT 2.1.2

TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement (this “Agreement”) is entered into as of the 18th day of September, 2009 (“Effective Date”) by and between Maxygen, Inc., a Delaware corporation with its principal place of business at 515 Galveston Drive, Redwood City, California 94063 (“Maxygen”), and Perseid Therapeutics LLC, a Delaware limited liability company with its principal place of business at 515 Galveston Drive, Redwood City, California 94063 (“CPC”). Maxygen and CPC are each referred to herein by name or, individually, as a “Party” or, collectively, as the “Parties.”

BACKGROUND

A. Maxygen owns or possesses certain right, title and interest in Enabling Technology, Software, In-Licensed Project-Specific Technology, RR Technology and CMVP Technology, and related Patents and Know-How (all as defined below), which may have potential usefulness in the research, development, manufacture or commercialization of protein pharmaceutical products;

B. Concurrently with the execution of this Agreement, Maxygen and CPC have executed Asset Contribution Agreement between Maxygen and CPC (the “Asset Contribution Agreement”) pursuant to which CPC will acquire certain assets of Maxygen related to the research, development, manufacture or commercialization of protein pharmaceutical products;

C. CPC desires to obtain certain licenses with respect to the Enabling Technology, Software, In-Licensed Project-Specific Technology, RR Technology and CMVP Technology, and Maxygen is willing to grant such licenses, all on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following capitalized terms shall have the corresponding meanings as used in this Agreement:

1.1 “4 Program” shall have the meaning provided in the Asset Contribution Agreement.

1.2 “Accounting Standards” means generally accepted accounting principles applicable internationally or in a particular country (e.g., International Accounting Standards, Japanese Accounting Standards, U.S. Accounting Standards), as consistently applied by or on behalf of the relevant Party.

1.3 “Adjuvant” means a nucleic acid, protein or polypeptide that, when administered in conjunction with one or more Antigens (simultaneously or in a phased manner), induces in a human or animal recipient an improved Immune Response to the one or more Antigens; in each case, regardless of the formulation of such nucleic acid, protein or polypeptide (e.g., whether containing purified nucleic acid(s), protein(s) or polypeptide(s), a mixture of nucleic acid(s), protein(s) or polypeptide(s) or displayed on the surface of a cell, spore, virus or other delivery vehicle) or the mode of its delivery (e.g., via injection, ingestion, inhalation or ballistic device). For purposes of clarity, a therapeutic protein, polypeptide or nucleic acid that creates an Antigen Specific Response per se to such therapeutic protein, polypeptide or nucleic acid (or protein or polypeptide encoded by such nucleic acid) is not an Adjuvant for purposes of this Agreement. (“Antigen,” “Antigen-Specific Response,” and “Immune Response” are defined in Sections 1.48, 1.48.1, and 1.48.2 below.)

1.4 “Affiliate” means any corporation or other business entity that controls, is controlled by, or is under common control with a Party, for so long as such control exists. A corporation or other entity shall be regarded as in “control” of another corporation or entity if it owns or directly or indirectly controls at least fifty percent (50%) of the outstanding shares or other voting rights of the other corporation or entity having the right to elect directors or such lesser percentage that is the maximum permitted to be owned by a foreign entity in those jurisdictions where majority ownership by foreign entities is prohibited, or (i) in the absence of the ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of a corporation, or (ii) in the case of a non-corporate business entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or non-corporate business entity, as applicable, whether through the ownership or control of voting securities, by contract or otherwise. Notwithstanding a Party’s ownership interest in, or control over, the other Party, a Party hereunder shall not be deemed an Affiliate of the other Party under this Agreement. Furthermore, notwithstanding Astellas’ ownership interest in, or control over, CPC, CPC shall not be deemed an Affiliate of Astellas, nor vice versa, under this Agreement unless, and until such time as, Astellas acquires one hundred percent (100%) ownership of CPC through exercise of its Buy-Out Option or otherwise.

1.5 “Astellas Agreement” means the Co-Development and Commercialization Agreement by and between CPC (as successor-in-interest to Maxygen) and Astellas Pharma Inc., a Japanese corporation, (“Astellas”), dated September 18, 2008, as the same may be amended from time to time.

1.6 “Astellas Agreement Technology” means the Astellas Agreement Know-How and Astellas Agreement Patents.

1.6.1 “Astellas Agreement Know-How” means Know-How and Materials, if any, that (i) is Controlled by Maxygen or an Affiliate as of the Effective Date or at any time during the Term prior to the Survival Date (subject to Section 2.5 with respect to New Third Party Agreements, if any, entered into by Maxygen after the Date of the Master Joint Venture Agreement), (ii) is not assigned to CPC under the Asset Contribution Agreement, and (iii) is (a) resulting from or generated under the 4 Program as conducted by or for Maxygen prior to the Effective Date (including all CTLA-4 Variants), or used (or has been used) in, or useful for, the 4 Program or both the 4 Program and the Other Programs in each case as conducted (or anticipated to be conducted) by or for Maxygen as of or prior to the Effective Date, (b) within the scope of Know-How licensed to Astellas under the Astellas Agreement (determined as if Maxygen remained a party thereto), or (c) was practiced by Maxygen in performance of its obligations or exercise of its rights under the Astellas Agreement prior to the Effective Date or are necessary or useful for CPC in performance of its obligations or exercise of its rights under the Astellas Agreement after the Effective Date. Notwithstanding the foregoing, the Astellas Agreement Know-How does not include any Know-How or Materials within the Excluded Technology or any Enabling Know-How or Enabling Materials.

1.6.2 “Astellas Agreement Patents” means (I) any Patents, if any, that (i) are Controlled by Maxygen or an Affiliate as of the Effective Date or during the Term of this Agreement (subject to Section 2.5 with respect to New Third Party Agreements, if any, entered into by Maxygen after the Date of the Master Joint Venture Agreement), (ii) are not assigned to CPC under the Asset Contribution Agreement, and (iii) are (a) resulting from or generated under the 4 Program as conducted by or for Maxygen prior to the Effective Date (including all CTLA-4 Variants), or used (or has been used) in, or useful for, the 4 Program or both the 4 Program and the Other Programs in each case as conducted (or anticipated to be conducted) by or for Maxygen as of or prior to the Effective Date, (b) within the scope of Patents licensed to Astellas under the Astellas Agreement (determined as if Maxygen remained a party thereto), or (c) were practiced by Maxygen in performance of its obligations or exercise of its rights under the Astellas Agreement or are necessary or useful for CPC to in performance of its obligations or exercise of its rights under the Astellas Agreement, and (II) any Patents whether filed or issued as of or after the Effective Date that claim priority to any Patent included within (I). Notwithstanding the foregoing, the Astellas Agreement Patents do not include any Patents within the Excluded Technology or any Enabling Patents.

1.7 “Bayer Agreement” means that certain License Agreement by and between Maxygen, Inc. and Bayer HealthCare LLC, dated July 1, 2008, as may be amended by the parties thereto from time to time.

1.8 “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in Tokyo, Japan or San Francisco, California (as applicable) are authorized or required by Law to remain closed.

1.9 “Buy-Out Option” shall have the meaning provided in the Investors’ Rights Agreement by and between Maxygen, CPC and Astellas of even date herewith.

1.10 “CMVP Technology” means the CMVP Patents, CMVP Materials and CMVP Know-How.

1.10.1 “CMVP Know-How” means Know-How Controlled by Maxygen or an Affiliate as of the Effective Date related to the cytomegalovirus (“CMV”) promoter, or variants thereof, that is reasonably necessary and/or useful for making or using CMVP Materials as research reagents.

1.10.2 “CMVP Materials” means the CMV promoter variants and related Materials listed on Exhibit 1.10.2.

1.10.3 “CMVP Patents” means (I) the Patents listed on Exhibit 1.10.3, (II) any other Patents, if any, that (i) are Controlled by Maxygen or an Affiliate as of the Effective Date and (ii) claim the composition, or are directed to the manufacture or use of, CMV promoter variants made or used by Maxygen prior to the Effective Date, and (III) any Patents whether filed or issued as of or after the Effective Date that claim priority to any Patent included within (I) or (II). CMVP Patents shall also include future patent applications and patents issuing thereon to the extent they have utility in the manufacture, use or sale of CMV immediate early promoter variants and claim priority to any Patents within the scope of the foregoing sentence (provided, however, that with respect to continuation-in-part applications, only those claims thereof which claim priority to a date on or before the Effective Date shall be included in the license hereunder). Notwithstanding the foregoing, the CMVP Patents do not include any Patents licensed to Maxygen by the University of Iowa Research Foundation or any other Patents within the Excluded Technology.

1.11 “Compound” means (i) any amino acid (including any natural, synthetic, modified or other amino acid analogue) chain that is a human or humanized protein, or any variant, homolog, derivative, mutant or fragment thereof, in each case other than any Excluded Protein Variant or Vaccine, (each, a “Protein Molecule”) and (ii) any Protein Molecule that is conjugated or otherwise coupled to any other molecule (e.g., polyethylene glycol, immunoglobulin domain, sialylation, pegylated, or glycosylation). For the avoidance of doubt, Compounds include any CTLA-4 Variants and Other Protein Variants (as such terms are defined in the Asset Contribution Agreement).

1.12 “Contributor Technology” means the Contributor Patents and Contributor Know-How.

1.12.1 “Contributor Know-How” means Know-How within the Contributor Intellectual Property (as defined in the Asset Contribution Agreement) assigned to CPC under the Asset Contribution Agreement; provided, however, that Contributor Know-How shall exclude all such Know-How resulting from or generated under the 4 Program (as defined in the Asset Contribution Agreement) as conducted by or for Maxygen as of or prior to the Effective Date.

1.12.2 “Contributor Patents” means Patents within the Other Program Intellectual Property (but excluding those Patents listed on Schedule 2.1(b)(2) of the Asset Contribution Agreement) and Other Contributor Intellectual Property (as those terms are defined in the Asset Contribution Agreement) assigned to CPC under the Asset Contribution Agreement; provided, however, that Contributor Patents shall exclude all such Patents resulting from or generated under the 4 Program (as defined in the Asset Contribution Agreement) as conducted by or for Maxygen as of or prior to the Effective Date, and shall for the avoidance of doubt exclude all Patents listed on Schedule 2.1(a) of the Asset Contribution Agreement.

1.13 “Control” means, with respect to particular Know-How and any and all non-Patent intellectual property rights therein, or a particular Patent, possession by the Party granting the applicable right, license or sublicense to the other Party as provided herein, of the power and authority, whether arising by ownership, license, or other authorization, to disclose and, if applicable, to deliver the particular Know-How to the other Party, and to grant and to authorize under such Know-How or Patent the right, license or sublicense, as applicable, to such other Party in this Agreement (i) without giving rise to a violation of the terms of any written agreement with any Third Party, and (ii) subject to the provisions of Section 2.5, below, with respect to rights, licenses or sublicenses conveyed to Maxygen under Third Party Agreements or New Third Party Agreements that are subject to payment obligations to such Third Parties. “Controlled” and “Controlling” have their correlative meanings.

1.14 “CTLA-4 Variants” shall have the meaning provided in the Asset Contribution Agreement.

1.15 “Dollars” or “$” refers to United States dollars.

1.16 “Enabling Technology” means the Enabling Patents, Enabling Materials, and Enabling Know-How.

1.16.1 “Enabling Know-How” means Know-How Controlled by Maxygen or an Affiliate as of the Effective Date directed to (a) methods of performing Shuffling (whether using tangible materials or in silico), or (b) generally applicable screening techniques, methodologies or processes for identifying genetic variants of interest, in each case that are reasonably necessary or useful for using or practicing the Enabling Patents and/or the Enabling Materials in and for the research, development, manufacture or commercialization of Compounds and Products in the Field.

1.16.2 “Enabling Materials” means the Materials listed on Exhibit 1.16.2.

1.16.3 “Enabling Patents” means (I) the Patents listed on Exhibit 1.16.3, (II) all other Patents that (i) are Controlled by Maxygen or an Affiliate as of the Effective Date and (ii) claim (a) methods of performing Shuffling (whether using tangible materials or in silico), or (b) generally applicable screening techniques, methodologies or processes for identifying genetic variants of interest, or (c) Software useful for the performance of Shuffling or analysis of resulting Shuffled proteins, and (III) any Patents whether filed or issued as of or after the Effective Date that claim priority to any Patent included within (I) or (II). Enabling Patents shall include future patent applications and patents issuing thereon to the extent they have utility in the performance of Shuffling or generally applicable screening techniques, methodologies or process for identifying genetic variants of interest and claim priority to any Patents within the scope of the foregoing sentence (provided, however, that with respect to continuation-in-part applications, only those claims thereof which claim priority to a date on or before the Effective Date shall be included in the license hereunder). Notwithstanding the foregoing, Enabling Patents shall exclude all Patents within the Excluded Technology.

1.17 “Excluded Protein Variant or Vaccine” means (i) any amino acid (including any natural, synthetic, modified or other amino acid analogue) chain that is an (A) Exclusively Out-Licensed Protein, (B) granulocyte colony stimulating factor (G-CSF), (C) a protein from an infectious agent or a polynucleotide encoding such protein that in each case is intended to be used as a Vaccine (including infectious agents or other constructs incorporating a Vaccine and/or genetic material encoding a Vaccine (including live-attenuated or whole killed virus), but solely when such agent, construct or material is included with or otherwise incorporates a protein from an infectious agent (or variant, homolog, derivative, mutant or fragment of such protein as described in (D), below) or a polynucleotide encoding such protein (or such variant, homolog, derivative, mutant or fragment) and is intended to be used as a Vaccine), or (D) any variant, homolog, derivative, mutant, or fragment of the amino acid chains described in the foregoing subsections (A), (B) or (C), which in the case of (C) is intended to be used as a Vaccine (each, an “Excluded Protein Molecule”) and (ii) any Excluded Protein Molecule that is conjugated or otherwise coupled to any other molecule (e.g., polyethylene glycol, immunoglobulin domain, sialylation, pegylated, or glycosylation). In no event shall Excluded Protein Variant or Vaccines include any CTLA-4 Variants or (x) any amino acid (including any natural, synthetic, modified or other amino acid analogue) chain that is a protein or polypeptide listed on Schedule 2.1(b)(1) of the Asset Contribution Agreement, or (y) any variant, homolog, derivative, mutant, or fragment of subsection of (x), provided that in the case of (y) such variant, homolog, derivative, mutant, or fragment has not been altered or modified in such a way as to cause such variant, homolog, derivative, mutant, or fragment to fall within (A), (B), or (C) of the definition of Excluded Protein Variant or Vaccine set forth in the first sentence of this Section 1.17 or to fall within (D) above such that a reasonable, independent expert knowledgeable and experienced in working with protein pharmaceuticals would primarily consider such variant, homolog, derivative, mutant, or fragment to be a variant of a protein or polypeptide within (A), (B) or (C) above or a material portion thereof (rather than as a variant of some other protein or material portion thereof).

1.18 “Excluded Technology” means the Patents, Materials and Know-How of Third Parties (sub)licensed to Maxygen under the agreements specified in Exhibit 1.18 (or, where indicated on Exhibit 1.18 as only partially excluded agreements, the rights of Maxygen with respect to specific Patents indicated as “excluded” that are licensed to Maxygen under such agreement and, for the avoidance of doubt, Patents not so indicated as excluded or otherwise not licensed under any agreements specified in Exhibit 1.18 are not within Excluded Technology).

1.19 “Exclusively Out-Licensed Protein” has the meaning set forth in Exhibit 1.19 attached hereto.

1.20 “Field” means: (i) with respect to Compounds and Products that are Resulting Products derived in whole or part from Shuffling conducted prior to January 1, 2017, the Treatment of human diseases or conditions, and (ii) with respect to all other Compounds and Products, the Treatment or diagnosis of human diseases or conditions. For the avoidance of doubt, the Field includes discovery, research, development and/or commercialization of (x) such Compounds and Products that are Resulting Products for such Treatment, and (y) such other Compounds and Products for such Treatment and diagnosis, and the Field excludes discovery, research, development and/or commercialization of any Excluded Protein Variant or Vaccine.

1.21 “G-CSF Variant” means (i) any amino acid (including any natural, synthetic, modified or other amino acid analogue) chain that is a granulocyte colony stimulating factor (G-CSF) or any variant, homolog, derivative, mutant, or fragment thereof (each, a “G-CSF Molecule”) and (ii) any G-CSF Molecule that is conjugated or otherwise coupled to any other molecule (e.g., polyethylene glycol, immunoglobulin domain, sialylation, pegylated, or glycosylation).

1.22 “Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, unit, or body and any court or other legal tribunal); or (d) any governmental multinational organization or body.

1.23 “In-Licensed Project-Specific Technology” means the Patents, Materials and Know-How licensed to Maxygen pursuant to the Letter Agreement between InterMune, Inc. and Maxygen Holdings Ltd., dated July 27, 2007.

1.24 “Know-How” means any and all data and information including (i) ideas, discoveries, inventions (whether or not patentable and whether or not reduced to practice), technology, improvements or trade secrets; (ii) research and development data, such as medicinal chemistry data, nonclinical data, preclinical data, pharmacology data, chemistry data (including analytical, product characterization, manufacturing, and stability data), toxicology data, clinical data (including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, safety and other electronic databases), analytical and quality control data and stability data, in each case together with supporting data; (iii) databases, data compilations and collections, specifications, formulations, formulae; (iv) practices, knowledge, techniques, methods, formulas, processes, manufacturing information, including technical data and customer and supplier lists; (v) information regarding research materials, reagents and compositions of matter; (vi) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; and (vii) copies of the foregoing in any form and embodied in any media. Know-How excludes any Patent rights with respect thereto (but does include information in unpublished patent applications).

1.25 “Law” means, individually and collectively, any and all laws, ordinances, rules, directives and regulations of any kind whatsoever of any governmental or regulatory authority within the applicable jurisdiction.

1.26 “Licensed Technology” means the Enabling Technology, the Software, the In-Licensed Project-Specific Technology, the RR Technology, the Other Program Technology, the Astellas Agreement Technology, and the CMVP Technology; provided, however, that “Licensed Technology” excludes the Excluded Technology.

1.27 “Material” means any chemical or biological substances including any: (i) organic or inorganic chemical element or compound; (ii) nucleic acid; (iii) vector of any type (e.g., cosmid, plasmid, spore, phage, virus, or virus-like particle), and subunits of the foregoing; (iv) host organism, including prokaryotic cells, eukaryotic cells or animals; (v) eukaryotic cell line, prokaryotic cell line or expression system; (vi) protein, including any peptide or amino acid sequence, enzyme, antibody or protein conferring targeting properties and any fragment of any of the foregoing; (vii) genetic material, including any genetic nucleic acid construct, marker gene and genetic control element (e.g., promoter, termination signal), gene, genome or variant of any of the foregoing; or (viii) assay or reagent, including compounds, clinical candidates, compound libraries, animal models, and other physical, biological or chemical material, in each case which exist and are Controlled by Maxygen or an Affiliate prior to the Effective Date.

1.28 “Maxygen Change of Control” means (a) the acquisition of Maxygen by a Third Party by means of any transaction or series of related transactions to which the Maxygen is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any bona fide sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Maxygen outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Maxygen held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of Maxygen or such surviving entity outstanding immediately after such transaction or series of transactions; or (b) a sale, lease, exclusive license or other conveyance of all or substantially all of the assets of Maxygen.

1.29 “MaxyBody” shall have the meaning set forth on Exhibit 1.29.

1.30 “CPC Change of Control” means (a) the acquisition of CPC by an entity other than Maxygen or an Affiliate of Maxygen by means of any transaction or series of related transactions to which the CPC is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any bona fide sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the CPC outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the CPC held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of CPC or such surviving entity outstanding immediately after such transaction or series of transactions; (b) a sale, lease, exclusive license or other conveyance of all or substantially all of the assets of CPC; or (c) the Option Closing.

1.31 “Option Closing” shall have the meaning assigned to in Section 5.1 of the Investors’ Rights Agreement by and between Maxygen, CPC and Astellas of even date herewith.

1.32 “Other Program Technology” means the Other Program Patents and Other Program Know-How.

1.32.1 “Other Program Know-How” means Know-How and Materials, if any, Controlled by Maxygen or an Affiliate as of the Effective Date and not assigned to CPC under the Asset Contribution Agreement, that are (a) resulting from or generated under the Other Programs as conducted by or for Maxygen prior to the Effective Date (including any Other Protein Variants), or used (or have been used) in, or useful for, a particular Other Program as conducted (or anticipated to be conducted) by or for Maxygen as of or prior to the Effective Date, or (b) used in, or useful for, more than one particular Program that is not otherwise included in (a). Notwithstanding the foregoing, Other Program Know-How does not include any Know-How or Materials within the Excluded Technology, the Enabling Know-How, or the Enabling Materials.

1.32.2 “Other Program Patents” means (I) Patents, if any, Controlled by Maxygen or an Affiliate as of the Effective Date and not assigned to CPC under the Asset Contribution Agreement that are (a) resulting from or generated under the Other Programs as conducted by or for Maxygen prior to the Effective Date (including any Other Protein Variants), or used (or have been used) in, or useful for, a particular Other Program as conducted (or anticipated to be conducted) by or for Maxygen as of or prior to the Effective Date, or (b) used in, or useful for, more than one particular Program that is not otherwise included in (a); and (II) any Patents whether filed or issued as of or after the Effective Date that claim priority to any Patent included within (I). Notwithstanding the foregoing, Other Program Patents do not include any Patents within the Excluded Technology or the Enabling Patents.

1.33 “Other Programs” shall have the meaning provided in the Asset Contribution Agreement.

1.34 “Other Protein Variants” shall have the meaning provided in the Asset Contribution Agreement.

1.35 “Patent” means any of the following, existing at any time in any country or other jurisdiction anywhere in the world: (i) any issued patent (including inventor’s certificates, utility model, petty patent and design patent), extensions, confirmations, reissues, re-examination, renewal, supplementary protection certificates or any like governmental grant for protection of inventions; and (ii) any pending application for any of the foregoing, including any request for continued examination (RCE), continuations, continuations-in-part, divisionals, provisionals, converted provisionals, continued prosecution applications, or substitute applications.

1.36 “Programs” shall have the meaning provided in the Asset Contribution Agreement.

1.37 “Product” means any pharmaceutical product that contains a Compound as an ingredient. For avoidance of doubt, Product shall include any formulation, delivery device, dispensing device or packaging required for effective use of the Product.

1.38 “Resulting Product” means any of the following (i) any Resulting Genetic Material, (ii) any vector of any type (e.g., cosmid, plasmid, spore, phage, virus, or virus-like particle), and subunits of the foregoing, which contain any Resulting Genetic Material, (iii) any organism, including any prokaryotic or eukaryotic cell or animal containing any Resulting Genetic Materials; (iv) any Resulting Protein; (iv) any eukaryotic cell, prokaryotic cell or expression systems expressing, secreting or otherwise producing a Resulting Protein; or (v) any product containing in whole or part, or made with or using in whole or part, any of the foregoing, in each case, in purified or unpurified form, and alone or in combination with other substances, and including any modifications, derivatives, progeny (altered or unaltered) or fragments of any of the foregoing.

1.38.1 “Resulting Genetic Material” means any genetic material (including DNA or RNA) that is generated, created or otherwise results directly from Shuffling.

1.38.2 “Resulting Protein” means any protein, polypeptide, antibody or other molecule encoded in whole or part by any Resulting Genetic Material.

1.39 “RR Technology” means the RR Patents, RR Materials, and RR Know-How, in each case Controlled by Maxygen or an Affiliate as of the Effective Date; provided, however, that RR Technology shall not include any Excluded Technology.

1.39.1 “RR Know-How” means Know-How Controlled by Maxygen or an Affiliate as of the Effective Date related to methods of cell selection related to selective suppression of stop codons during protein translation that is reasonably necessary or useful for using the RR Patents and RR Materials in or for research, development, manufacture, or use of Compounds and Products in the Field. Notwithstanding the foregoing, the RR Know-How does not include any Know-How within the Excluded Technology.

1.39.2 “RR Materials” means the Materials listed on Exhibit 1.39.2.

1.39.3 “RR Patents” means (I) the Patents listed on Exhibit 1.39.3, (II) any other Patents, if any, that (i) are Controlled by Maxygen or an Affiliate as of the Effective Date and (ii) claim methods of cell selection related to selective suppression of stop codons during protein translation, and (III) any Patents whether filed or issued as of or after the Effective Date that claim priority to any Patent included within (I) or (II). RR Patents shall also include future patent applications and patents issuing thereon to the extent they have utility in the methods of cell selection related to selective suppression of stop codons during protein translation and claim priority to any Patents within the scope of the foregoing sentence (provided, however, that with respect to continuation-in-part applications, only those claims thereof which claim priority to a date on or before the Effective Date shall be included in the license hereunder). Notwithstanding the foregoing, the RR Patents do not include any Patents within the Excluded Technology.

1.40 “Software” means, individually and collectively, the software programs for use with the Enabling Technology that are listed on Exhibit 1.40.

1.41 “Shuffle” means techniques, methodologies, processes, materials or instrumentation for performing recombination-based modification of genetic material for the creation of potentially useful variant nucleic acids or proteins. “Shuffled” and “Shuffling” have their correlative meanings.

1.42 “Subsidiary” shall mean an Affiliate of CPC that is “controlled” by CPC (as the word “control” is defined in the definition of Affiliate, above) directly or indirectly through one or more intermediaries.

1.43 “Survival Date” shall have the meaning assigned to it in the Master Joint Venture Agreement by and between Maxygen, CPC and Astellas of even date herewith.

1.44 “Territory” means all countries and territories of the world.

1.45 “Third Party” means any entity other than Maxygen or CPC, or their respective Affiliates. For the avoidance of doubt, sublicensees which are not an Affiliate of Maxygen or CPC shall be included in the definition of Third Party.

1.46 “Third Party Agreement” means the agreements listed on Exhibit 1.46, and any other written license or agreement entered into by Maxygen or any of its Affiliates and a Third Party prior to the date of the Master Joint Venture Agreement, but not terminated or expired prior to such date with no license or other rights granted to Maxygen surviving after such termination or expiration, and pursuant to which Maxygen or any of its Affiliates obtained a license under Patents or Know-How within the Licensed Technology. Notwithstanding the foregoing, Third Party Agreements do not include any agreements with Third Parties that are within the Excluded Technology.

1.47 “Treatment” means, with respect to a particular indication, the prophylaxis, cure, reduction, mitigation, prevention, slowing or halting the progress of, or otherwise management of such indication. “Treat” and “Treating” means providing Treatment.

1.48 “Vaccine” means a formulation intended to be administered in a formulation containing one or more Antigen(s) (and/or a nucleic acid sequence encoding an Antigen) in the form of (i) an infectious agent (e.g., bacteria, viruses, parasite, protozoa) whether live, attenuated or dead, (ii) protein(s), (iii) nucleic acid(s), (iv) cells, spores and vectors (i.e., viruses and/or virus-like particles, liposomes, beads and/or other substrates for Antigen presentation), (v) fragments of any of the foregoing, and/or (vi) a combination of any of the preceding, which formulation is administered for the purpose of inducing an Immune Response in the human and/or animal recipient specifically directed to at least one such Antigen for the prevention or treatment of a disease state, symptom and/or condition in humans and/or animals caused by an infectious agent. For the purposes of this definition of Vaccine:

1.48.1 “Antigen” means a molecule (i.e., protein, polypeptide, peptide, carbohydrate, glycoprotein, glycolipid and/or any combination of the foregoing that is, or is derived in whole or part from, a molecule associated with an infectious agent) that produces an Immune Response to such molecule in a human and/or animal recipient; and

1.48.2 “Immune Response” means an immune state directed to the applicable infectious agents (or a molecule associated with such infectious agent) resulting from the modulation of activity (i.e., an increase, decrease and/or qualitatively different activity) of one or more lymphoid cells (e.g., B cells, NK cells, T cells and/or professional antigen-presenting cells, such as monocytes, macrophages, Langerhans cells, dendritic cells) following the administration of a stimulus.

1.49 Additional Definitions. Each of the following definitions shall have the meaning defined in the corresponding sections of this Agreement indicated below:

Definitions	Section	Definitions	Section
Agreement	Preamble	Fault of Maxygen	7.1.1(b)
AME	2.7	ICC Rules	9.2
AME License Agreement	2.7	Indemnified Party	7.2
Asset Contribution Agreement	Background	Indemnifying Party	7.2
Avidia	2.4.2	Losses	7.1.1(a)
Claims	7.1.1(a)	Master Joint Venture Agreement	10.7
Coagulation Factor Variant	6.3.10	Maxygen	Preamble
Confidential Information	5.1	Maxygen Indemnitees	7.1.1(a)
CPC	Preamble	New Third Party Agreement	2.5.2
CPC Improvements	6.3.5	Parties	Preamble

Definitions	Section	Definitions	Section
CPC Indemnitees	7.1.1(b)	Party	Preamble
CPC Other Improvements	4.5.2	Representing Party	6.1
Dispute	9.1	SEC	5.2
Effective Date	Preamble	Term	8.1
Fault of CPC	7.1.1(a)

1.50 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under applicable Accounting Standards, but only to the extent consistent with its usage and the other definitions in this Agreement. Unless context otherwise clearly requires, whenever used in this Agreement: (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (ii) the word “day” or “year” means a calendar day or calendar year unless otherwise specified; (iii) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other communications contemplated under this Agreement; (iv) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including all Exhibits); (v) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;” (vi) provisions that require that a Party, the Parties or any committee or team hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (vii) words of any gender include the other gender; and (viii) references to any specific Law or article, section or other division thereof shall be deemed to include the then-current amendments thereto or any replacement Law thereof. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

ARTICLE 2

LICENSES TO CPC

2.1 License Grants.

2.1.1 Enabling Technology.

(a) License Grant. Subject to the terms and conditions herein (including Sections 2.3, 2.4, and 2.5), effective as of the Effective Date, Maxygen hereby grants to CPC, and CPC hereby accepts, an irrevocable (except, and solely to the extent, as set forth in Sections 4.3 and 8.3), license under the Enabling Technology to research, develop, make, have made, use, sell, offer for sale, import, and otherwise commercialize Compounds and Products in the Territory (including, for the avoidance of doubt, making and using Enabling Technology to discover, research and develop Compounds and Products in the Territory and otherwise conduct the Programs), solely for use in the Field, which license shall be (i) non-exclusive with respect to Adjuvants and Products containing such Adjuvants, and (ii) exclusive (but subject to the licenses granted by Maxygen prior to the Effective Date which are listed on Exhibit 2.1.1, and a non-exclusive license, if any, granted by Maxygen to the Third Party involved in the litigation disclosed in Exhibit 6.2.6 in settlement of such litigation, but in the case of such settlement solely with respect to the Patents that are the subject of such litigation, foreign counterparts of such Patents, and Patents that claim priority to such Patents or foreign counterparts) with respect to all other Compounds and related Products.

(b) No License Outside the Field. It is understood and agreed that the licenses set forth above do not convey any license to practice the Enabling Technology in or for any purpose outside the Field, and without limitation specifically excludes any use of the Enabling Technology to generate, identify or create Resulting Products intended for use outside the Field (e.g., for diagnostic purposes). For clarity, the license with respect to Adjuvants set forth above includes the right to develop and commercialize Adjuvants in Products containing Vaccines, but does not include any right or license to practice Shuffling for the purpose of researching, developing, generating or creating Resulting Products which are Vaccines.

2.1.2 In-Licensed Project-Specific Technology. Subject to the terms and conditions herein (including Sections 2.3, 2.4, and 2.5), effective as of the Effective Date, Maxygen hereby grants to CPC, and CPC hereby accepts, an irrevocable (except, and solely to the extent, as set forth in Section 8.3) exclusive license under the In-Licensed Project-Specific Technology to research, develop, make, have made, use, sell, offer for sale, import, and otherwise commercialize Compounds and Products in the Territory, solely for use in the Field (including, for the avoidance of doubt, the right to make and use the In-Licensed Project-Specific Technology itself in connection therewith).

2.1.3 RR Technology. Subject to the terms and conditions herein (including Sections 2.3, 2.4, and 2.5), effective as of the Effective Date, Maxygen hereby grants to CPC, and CPC hereby accepts, an irrevocable (except, and solely to the extent, as set forth in Section 8.3) non-exclusive license under the RR Technology to research, develop, make, have made, use, sell, offer for sale, import, and otherwise commercialize Compounds and Products in the Territory, solely for use in the Field (including, for the avoidance of doubt, the right to make and use the RR Technology itself in connection therewith).

2.1.4 CMVP Technology. Subject to the terms and conditions herein (including Sections 2.3, 2.4, and 2.5), effective as of the Effective Date, Maxygen hereby grants to CPC, and CPC hereby accepts, an irrevocable (except, and solely to the extent, as set forth in Section 8.3) non-exclusive license under the CMVP Technology to use the CMVP Materials (and materials derived therefrom) as research reagents in the Territory. CPC acknowledges that (i) the license from Maxygen to use the CMVP Materials does not include any sublicense or right under the Patents licensed by University of Iowa Research Foundation to Maxygen or its Affiliates, and (ii) the CMVP Materials are subject to restriction on their use for any purpose other than as research reagents.

2.1.5 Software. Subject to the terms and conditions herein (including Sections 2.3, 2.4, and 2.5), effective as of the Effective Date, Maxygen hereby grants to CPC, and CPC hereby accepts, an irrevocable (except, and solely to the extent, as set forth in Section 8.3) non-exclusive license with respect to the Software in the Territory, to use, modify, reproduce, copy, maintain, fix, improve enhance, display, or create derivative works of the Software in the Territory in connection with the exercise of the license to Enabling Technology provided in Section 2.1.1 above or otherwise to research, develop, make and have made, use, import, sell, offer for sale and otherwise commercially exploit any Compound or Product in the Field; provided, however, that no license is granted with respect to uses of the Software (or modifications, improvements, enhancements or derivative works thereof) in connection with the practice of Shuffling (whether with tangible materials or in silico) for uses outside of the Field or in connection with Shuffling of any Excluded Protein Variant or Vaccine. CPC acknowledges that Maxygen has informed CPC that the Software is designed and intended to function with, and may not function properly or to its full extent without, the Third Party software listed on Exhibit 2.1.5. A list of such Third Party software used by Maxygen in connection with its use of the Software as of the Effective Date is set forth in Exhibit 2.1.5. CPC or its Affiliates shall be responsible, in its discretion and at its expense, for obtaining any Third Party software (and appropriate licenses therefor) that CPC or its Affiliates may want or require for use in connection with the Software, other than such Third Party software and licenses as may be included within the Contributed Assets under the Asset Contribution Agreement.

2.1.6 Other Program Technology. Subject to the terms and conditions herein (including Sections 2.3, 2.4, and 2.5), effective as of the Effective Date, Maxygen hereby grants to CPC, and CPC hereby accepts, an irrevocable (except, and solely to the extent, as set forth in Section 8.3) license under the Other Program Technology to research, develop, make, have made, use, sell, offer for sale, import, and otherwise commercialize Compounds and Products in the Territory, solely for use in the Field (including, for the avoidance of doubt, the right to make and use the Other Program Technology itself in connection therewith), which license shall be (i) non-exclusive with respect to Adjuvants and Products containing such Adjuvants, and (ii) exclusive with respect to all other Compounds and related Products.

2.1.7 Astellas Agreement Technology License Grant. Subject to the terms and conditions herein, effective as of the Effective Date, Maxygen hereby grants to CPC, and CPC hereby accepts, an irrevocable, perpetual, exclusive license under the Astellas Agreement Technology (i) to research, develop, make, have made, use, sell, offer for sale, import, and otherwise commercialize Compounds and Products in the Territory, solely for use in the Field (including, for the avoidance of doubt, the right to make and use the Astellas Agreement Technology itself in connection therewith), (ii) to perform its obligations and exercise its rights under the Astellas Agreement, and (iii) to grant sublicenses of the Astellas Agreement Technology to Astellas to the extent of the license grants to Astellas under the Astellas Agreement.

2.1.8 Royalty-Free Licenses. Except with respect to CPC’s obligation to pay Maxygen amounts due to Third Parties as set forth in Section 2.5, the licenses granted to CPC under this Section 2.1 shall be fully paid up and royalty-free.

2.1.9 Development and Improvement of Licensed Technology. Maxygen and CPC agree that that the licenses set forth above include the right to develop and improve each of the Enabling Technology, Astellas Agreement Technology, In-Licensed Project-Specific Technology, Other Program Technology, RR Technology, CMVP Technology and Software in or for the purpose of exercise of the applicable license above.

2.2 Sublicensing; Subcontractors. Subject to Section 2.3, CPC shall have the right to grant and authorize sublicenses within the scope the licenses set forth in Section 2.1; provided, however, that CPC may not grant or authorize sublicenses under the licenses set forth in Sections 2.1.1 or 2.1.5 prior to a CPC Change of Control without the prior written consent of Maxygen, which shall not be unreasonably withheld, until such time as a CPC Change of Control occurs at which point such consent shall no longer be required. For clarity, it is understood and agreed that the foregoing limitations shall not be construed to prohibit CPC or its Affiliates from granting licenses (including sublicenses) to Third Parties with respect to any Compounds or Products for uses in the Field (and no consent of Maxygen shall be required therefore), so long as such license to a Third Party does not include a license to practice the Enabling Technology per se or any license with respect to the Software (or in each case, modifications, improvements, enhancements or derivative works thereof). Notwithstanding the foregoing limitation on sublicensing with respect to the licenses under Sections 2.1.1 or 2.1.5 above, CPC may use consultants, temporary employees or other Third Party service providers to perform activities on behalf of CPC in the practice of the Enabling Technology or Software (or in each case, modifications, improvements, enhancements or derivative works thereof), under a written contract containing reasonable confidentiality provisions and containing a covenant from such Third Party not to practice the Enabling Technology, Software or improvements thereto other than on behalf of CPC until expiration, on a patent-by-patent basis, of applicable Patents within the Enabling Patents; provided, however, that all Shuffling, if any, is conducted at CPC’s facilities. CPC shall obligate any and all such Third Party service providers to comply with applicable confidentiality terms set forth herein (including the restrictions both on disclosure and on use).

2.3 Limitation on Licenses.

2.3.1 Limited Maxygen Rights. It is understood and agreed that with respect to any aspect of the Enabling Technology, In-Licensed Project-Specific Technology, Other Program Technology, RR Technology, CMVP Technology or Software for which Maxygen has less than fully exclusive, worldwide rights (i.e., co-exclusive, non-exclusive, limited territorial or otherwise restricted rights) as of the Effective Date (as provided under any Third Party Agreement listed on Exhibit 1.46 or under any New Third Party Agreement pursuant to which CPC obtains rights under Section 2.5.2), the licenses provided in Section 2.1 shall be limited to the scope of those rights that Maxygen Controls and has the right to license or sublicense to CPC to the extent provided under such Third Party Agreement or New Third Party Agreement.

2.3.2 Maxygen Exercise of Retained Rights. CPC acknowledges and agrees that Maxygen retains the right, without violating any term of this Agreement, to practice the Enabling Technology, In-Licensed Project-Specific Technology, Other Program Technology, RR Technology or CMVP Technology, and to use, modify, reproduce, copy, maintain, fix, improve or enhance, display, or create derivative works of the Software (and to grant to Maxygen’s Affiliates or to any Third Parties any or all such rights), in all such cases for any use other than to conduct activities or practice Know-How, Patents or Materials within the scope of the exclusive license to CPC set forth herein. Maxygen and its Affiliates shall have the right to sell or otherwise dispose of the Enabling Technology, In-Licensed Project-Specific Technology, Astellas Agreement Technology, Other Program Technology, RR Technology, CMVP Technology or Software, subject to the licenses and associated rights to enforce granted to CPC hereunder with regard thereto, provided that (i) prior to any sale or disposition of any Patents, or proprietary rights in Know-How or Materials, owned by Maxygen or its Affiliates and licensed to CPC hereunder, Maxygen shall obtain written agreement from the person or entity acquiring such Patents and/or such proprietary rights in Know-How or Materials that all such Patents and/or proprietary rights in Know-How or Materials are subject to the licenses (and any applicable associated enforcement rights) granted to CPC hereunder, and (ii) prior to assignment of any Third Party Agreement or New Third Party Agreement conveying to Maxygen rights which are sublicensed to CPC hereunder, Maxygen shall obtain written agreement from the person or entity to which such Third Party Agreement or New Third Party Agreement is assigned that such assignment is subject to the sublicense to CPC (and, if such Third Party Agreement or New Third Party Agreement conveys Maxygen enforcement rights within the Field with respect to Patents within the Enabling Technology, any applicable associated enforcement rights granted to CPC hereunder). Within thirty (30) days of any such sale or disposition, Maxygen shall provide written notice to CPC identifying the Patents, Materials and/or Know-How sold or disposed of and the person or entity acquiring such Patents, Materials and/or Know-How. Without limiting the foregoing, Maxygen specifically retains the right under the Licensed Technology to research, develop, practice, make, have made, use, sell, offer for sale, import, and otherwise commercialize Adjuvants in the Territory, and to license Third Parties to do so. At all times during and after this Agreement, nothing herein shall restrict, or be construed to restrict, Maxygen’s or its Affiliates’ right to practice and grant licenses to practice the Enabling Technology or use related Know-How, outside the Field or with respect to research, development, manufacture and commercial exploitation of molecules that are not Compounds or Products.

2.3.3 U.S. Government Rights. CPC acknowledges that certain of the inventions claimed in the Patents within the Enabling Technology listed on Exhibit 2.3.3 have been made with funds provided by the U.S. Government, and that with respect thereto the U.S. government retains a non-exclusive license as set forth in 35 U.S.C. §202. In addition, CPC acknowledges that 35 U.S.C. §200 et seq. sets forth additional obligations with regard to inventions made with U.S. government funds (with respect to Patents listed on Exhibit 2.3.3 and products based thereon), including a preference for manufacture in the United States pursuant to 35 U.S.C. §204.

2.3.4 Reporting. From the Effective Date until the earlier of a Maxygen Change of Control or CPC Change of Control, up to once per year, upon Maxygen’s request, CPC shall provided to Maxygen a summary report regarding activities of CPC, its Subsidiaries and sublicensees under the licenses granted hereunder in sufficient detail for Maxygen to determine compliance by CPC, its Subsidiaries and sublicensees with Section 6.3.4, including a general description of the type of proteins Shuffled by CPC and Compounds and Products derived in whole or in part from the practice of the Enabling Technology. After a Maxygen Change of Control or CPC Change of Control has occurred, up to once per year, upon Maxygen’s request, CPC shall provide to Maxygen a certificate of compliance indicating that CPC, its Subsidiaries and sublicensees are in compliance with Section 6.3.4. The Parties acknowledge that reports provided to CPC’s representatives of the JSC under the Other Products Collaboration Agreement between CPC and Astellas Pharma Inc. of even date herewith, may, to the extent they include such information, satisfy the reporting requirement set forth in this Section 2.3.4 until a Maxygen Change of Control or CPC Change of Control.

2.4 Third Party Rights. CPC hereby acknowledges that Maxygen has informed CPC prior to the Effective Date that:

2.4.1 In connection with the initial establishment of Maxygen, Maxygen entered into the Affymax/Maxygen Technology Transfer Agreement, effective February 1, 1997, entered by and among Affymax Technologies N.V., Glaxo Group Limited and Maxygen, as amended on March 1, 1998, subject to the letter agreements dated January 14, 2000 and December 17, 2001, pursuant to which Maxygen has granted perpetual, worldwide, non-exclusive licenses to certain entities associated with Glaxo Wellcome Companies (as defined in that agreement) to use certain Enabling Technology for internal research purposes only, and CPC hereby agrees that the rights and licenses granted CPC in Section 2.1 with respect to Enabling Technology are subject to such licenses.

2.4.2 Pursuant to that certain Cross-License Agreement between Maxygen and Avidia Research Institute (“Avidia”) dated as of July 16, 2003, subject to the letter agreement dated March 29, 2005, Maxygen has granted a non-exclusive license to practice certain claims of Patents within the Enabling Technology with respect to MaxyBodies. In addition, Maxygen assigned to Avidia certain Patents related to MaxyBodies that do not claim methods of Shuffling, and CPC acknowledges that the Licensed Technology does not include such Patents.

2.4.3 Third Parties granting or conveying rights to Maxygen or its Affiliates under the Third Party Agreements listed on Exhibit 1.46 have retained rights with respect to some of the Enabling Technology pursuant to those agreements all in accordance with the terms and conditions thereof, and in some cases such Third Parties’ rights are subject to retained rights of their Third Party licensors.

2.4.4 Prior to the Effective Date, Maxygen or its Affiliates have granted to the Third Parties listed on Exhibit 2.4.4 under the agreements specified on such exhibit, licenses or rights with respect to Enabling Technology for uses outside the Field or to research, develop, manufacture ands commercialize molecules that are not Compounds, and that after the Effective Date, Maxygen or its Affiliates may grant licenses under the Enabling Technology and related Know-How to other Third Parties (including to Affiliates or former Affiliates of Maxygen) for uses outside the Field to research, develop, manufacture and commercialize molecules that are not Compounds or Products.

2.4.5 Prior to the Effective Date, Maxygen and its Affiliates have granted to Bayer HealthCare LLC and its Affiliates under the Bayer Agreement licenses and rights under the Enabling Technology (and Software) to practice the Enabling Technology and use the Software to, among other things, Shuffle any and all proteins, except any of the Maxygen Exclusive Proteins (as defined in the Bayer Agreement) during the applicable Exclusivity Period (as defined in the Bayer Agreement) for such Maxygen Exclusive Protein, with the right to develop, make, have made, use, import, sell, offer for sale, market and otherwise commercially exploit the Resulting Products in the Field as defined in this Agreement (as well as certain uses outside the Field), which license (i) is exclusive with respect to Shuffling of certain Bayer Exclusive Proteins (as defined in the Bayer Agreement) and corresponding Resulting Products for the applicable Exclusivity Period (as defined in the Bayer Agreement) and (ii) is otherwise non-exclusive.

2.5 Third Party Agreements; New Third Party Agreements.

2.5.1 Existing Third Party Agreements. CPC acknowledges that, with respect to Patents, Know-How and Materials licensed to Maxygen pursuant to a Third Party Agreement listed on Exhibit 1.46, the sublicense by Maxygen to CPC is subject and subordinate to all applicable restrictions, and all obligations expressly applicable to sublicensees, set forth in such Third Party Agreement, and both CPC and Maxygen acknowledge that any breach of such restrictions and obligations under such Third Party Agreements by CPC or its Affiliates, or a breach of such Third Party Agreements by Maxygen, may result in damage to Maxygen, CPC or other licensees of either Party with respect to the subject Licensed Technology, which may include loss of license rights to such Licensed Technology or monetary damages. CPC acknowledges that, with respect to Patents, Know-How and Materials licensed to Maxygen as of the Effective Date pursuant to the Third Party Agreements listed on Exhibit 1.46, the sublicense by Maxygen to CPC (or the exercise by CPC or its Affiliates of such sublicense) may result in payment obligations to the Third Party under such Third Party Agreements, which payment obligations that may arise are those annual payments, milestone payments, royalties on product sales, or other similar payments provided under the sections of such Third Party Agreements indicated on Exhibit 2.5.1, and those provided in Third Party Agreements listed on Exhibit 1.46 with respect to indemnity obligations or the sharing of costs and/or recoveries in connection with enforcement or defense of Patents to the extent expressly provided to be extended to, or shared with, sublicensees such as CPC. CPC agrees to pay any such amounts due by Maxygen to such Third Parties with respect to payment obligations indicated in Exhibit 2.5.1, or with respect to indemnity obligations or the sharing of costs and/or recoveries in connection with enforcement or defense of Patents under Third Party Agreements listed on Exhibit 1.46, unless and until CPC elects to forego its rights under such Third Party Agreement as provided below.

2.5.2 Future Agreements with Third Parties. For any written license or agreement entered into by Maxygen or any of its Affiliates and a Third Party after the date of the Master Joint Venture Agreement pursuant to which Maxygen or any of its Affiliates first obtains a license with respect to Patents or Know-How within the Licensed Technology subject to the sublicense to CPC hereunder (a “New Third Party Agreement”) and for which the sublicense from Maxygen to CPC (or exercise thereof by CPC or its Affiliates) may result in payment obligations to the Third Party, or which would impose obligations on CPC as a sublicensee, Maxygen shall provide written notice to CPC of the applicable New Third Party Agreement, including a copy thereof containing all provisions applicable to sublicensees and all provisions describing such payment obligations. If CPC notifies Maxygen in writing within thirty (30) days of such notification from Maxygen that CPC agrees to undertake such payment obligations attributable to the grant of the sublicense to CPC (or exercise thereof by CPC or its Affiliates) and to comply with all provisions of such New Third Party Agreement applicable to sublicensees, the applicable Licensed Technology under such New Third Party Agreement shall be sublicensed under the license grants hereunder. If CPC fails to so notify Maxygen of its agreement to undertake such payment obligations within such thirty (30) day period, the applicable Licensed Technology under such New Third Party Agreement shall not be sublicensed to CPC hereunder (and CPC shall have no obligation to make any payments with respect to such New Third Party Agreement).

2.5.3 CPC Election to Forego Sublicense(s). At any time, CPC shall have the right, in its sole discretion, to terminate its sublicense rights hereunder under a given Third Party

Agreement or a given New Third Party Agreement under which CPC obtains a sublicense pursuant to Section 2.5.2, on an agreement-by-agreement basis, by providing written notice indicating that it no longer desires a sublicense to Licensed Technology under such Third Party Agreement or New Third Party Agreement. Following the provision of such written notice: (i) CPC shall thereafter have no sublicense under this Agreement with respect to the Licensed Technology under the applicable Third Party Agreement or New Third Party Agreement; (ii) CPC shall have no further obligation to make any payments hereunder with respect to such Third Party Agreement or New Third Party Agreement (but, for the avoidance of doubt, shall remain responsible for payments thereunder attributable to activities by or under authority of CPC prior to CPC’s written notice under this Section 2.5.3); and (iii) CPC shall, as between the Parties hereto, thereafter no longer be subject to the applicable terms and conditions thereof (provided, however, that CPC shall remain responsible to comply with applicable confidentiality obligations and indemnity obligations under such Third Party Agreement or New Third Party Agreement, and applicable restrictions, if any, on the use of tangible materials provided subject to the sublicense under such Third Party Agreement or New Third Party Agreement, in each case to the extent reasonably considered as required to survive termination of CPC’s rights thereunder).

2.6 No Future IP; No Implied Rights. CPC acknowledges and agrees that (i) no rights or licenses are conveyed to CPC hereunder with respect to Patents, Know-How, Materials or other materials, know-how or intellectual property rights that are invented, created, first acquired, licensed to or otherwise obtained by Maxygen or any of its Affiliates after the Effective Date, and (ii) no rights or licenses are conveyed to CPC hereunder with respect to any Patents, Know-How, Materials or other materials, know-how or intellectual property rights owned or Controlled by any Third Party that becomes an Affiliate of Maxygen after the Effective Date that are not already licensed hereunder prior to such entity becoming an Affiliate. Accordingly, except for the rights and licenses expressly granted under this Agreement and without limiting any right granted under any written agreement entered into by the Parties, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by Maxygen to CPC hereunder. All rights with respect to Materials, Know-How, Patents or other intellectual property rights that are not expressly granted herein are reserved to the owner thereof. Notwithstanding the foregoing, (a) the Patents licensed hereunder to CPC shall include Patents filed or issued after the Effective Date that claim priority to any Patent within the Licensed Technology as of the Effective Date (in the case of Patents owned by Third Parties, to the extent Controlled by Maxygen), and (b) the Astellas Agreement Technology and the licenses granted to CPC hereunder with respect thereto shall include such future Patents and Know-How as are expressly provided for under the definition of Astellas Agreement Technology.

2.7 AME License upon CPC Change of Control. Under the License Agreement between Applied Molecular Evolution, Inc. (“AME”) and Maxygen, effective January 13, 2004 (the “AME License Agreement”), AME granted a nonexclusive sublicense under certain Patents within the Enabling Technology in Section 2.1.1 of the AME License Agreement to Maxygen and its Affiliates (as defined in the AME License Agreement), which Affiliates include CPC as of the Effective Date. This nonexclusive sublicense granted in Section 2.1.1 of the AME License Agreement may be assigned in connection with the sale or transfer of all or substantially all of the business or assets of such Affiliate (as defined in the AME License Agreement) pursuant to Section 10.2.2 of the AME License Agreement. In the event of a CPC Change of Control including, without limitation, the

Option Closing, Maxygen and CPC agree that the nonexclusive sublicense granted to Maxygen and its Affiliates (as defined in the AME License Agreement) in Section 2.1.1 of the AME License Agreement will hereby be automatically assigned to CPC (or the successor, purchaser or transferee of CPC with respect to such CPC Change of Control, as applicable) upon the consummation of such CPC Change of Control, pursuant to Section 10.2.2 of the AME License Agreement whereby the sublicense to an Affiliate (as defined in the AME License Agreement) of Maxygen may be assigned. In the event of such CPC Change of Control upon reasonable request of CPC, Maxygen shall, and shall cause its Affiliates and its and their employees and agents, to provide CPC with such execution, acknowledgement and recordation of specific assignments, oaths, declarations and other documents and other instruments of sale, transfer, conveyance, and assignment as CPC may reasonably request to effectuate such assignment of the sublicense to CPC under the AME License Agreement in accordance with Section 10.2.2 of the AME License Agreement.

2.8 Bayer Agreement Coordination. The Parties acknowledge and agrees that the Bayer Agreement requires the number of Maxygen Exclusive Proteins (as defined in the Bayer Agreement) to be reduced on the first, second, and third anniversaries of the Closing Date (as defined in the Bayer Agreement) of the Bayer Agreement. The initial list of Maxygen Exclusive Proteins contains thirty (30) proteins. Maxygen and CPC agree that CTLA-4 shall never be removed from the list of Maxygen Exclusive Proteins. Maxygen and CPC agree that CPC shall have the right to elect which proteins shall be removed the Maxygen Exclusive Proteins list upon each anniversary where there is a reduction in the number of proteins on such the Maxygen Exclusive Proteins list.

2.8.1 At least five (5) days prior to the second, and third anniversaries of the Closing Date of the Bayer Agreement, CPC shall submit to Maxygen a list of the proteins to remove from the Maxygen Exclusive Proteins list. Before the first anniversary, CPC shall have the right to submit to Maxygen a list of seven (7) proteins to remove from the Maxygen Exclusive Proteins list. Before the second anniversary, CPC shall have the right to submit to Maxygen a list of five (5) proteins to remove from the Maxygen Exclusive Proteins list. Before the third anniversary, CPC shall have the right to submit to Maxygen a list of three (3) proteins to remove from the Maxygen Exclusive Proteins list. Upon timely receipt of such list by Maxygen, Maxygen shall timely provide written notice to Bayer of the proteins to remove in accordance with Section 2.5.5(b) of the Bayer Agreement. If Bayer provides Maxygen notice requesting that Maxygen identify the proteins to be removed in accordance with Section 2.5.5(b) of the Bayer Agreement, Maxygen shall forward such notice to CPC within five (5) days of receipt of such notice and shall thereafter provide Bayer any list of proteins to be removed provided to Maxygen by CPC. Maxygen shall in no event submit a list of proteins to be removed in accordance with Section 2.5.5(b) of the Bayer Agreement which includes a protein that CPC has not requested be removed without the prior written approval of CPC, which approval is in CPC’s sole discretion.

2.8.2 If CPC desires to substitute any of the Maxygen Exclusive Proteins with a protein that CPC reasonably believes has application in the area of immunosuppression (including autoimmunity and/or transplant rejection), Maxygen shall inform CPC of the number of substitutions that are allowed and use commercially reasonable efforts in order to accomplish the requested substitution in accordance with the procedures of Section 2.5.6 of the Bayer Agreement. Maxygen and CPC acknowledge that such substitutions may only be made by written notice within thirty (30) days of the first, second and/or third anniversary of the Closing Date of the Bayer Agreement and that Bayer has a right of consent to such substitutions that will not be unreasonably withheld. Maxygen and CPC further acknowledge that Maxygen may not substitute one of its Maxygen Exclusive Proteins with a protein that is at the time a Bayer Exclusive Protein (as defined in the Bayer Agreement) and that Maxygen shall only identify proposed substitution proteins that are in Maxygen’s Area of Interest (as defined in the Bayer Agreement) in the area of immunosuppression, including autoimmunity and/or transplant rejection. If CPC desires to substitute any of the Maxygen Exclusive Proteins, CPC shall provide Maxygen with a list of the proteins to be substituted to Maxygen no later than twenty-five (25) days following the applicable anniversary of the Closing Date of the Bayer Agreement. After timely receipt by Maxygen of a list of proposed proteins to be added and the corresponding proteins to be replaced, Maxygen shall provide a Substitution Notice (as defined in the Bayer Agreement) to Bayer as soon as reasonably possible, but in no event later than within thirty (30) days of the relevant anniversary of the Closing Date of the Bayer Agreement. If Bayer provides Maxygen with an Objection Notice of the proposed substitution proteins, Maxygen shall promptly provide CPC with a copy of such notice and shall cooperate and use reasonable efforts to include CPC in all discussions regarding such objection (and if Bayer is unwilling to include CPC in such discussions, shall consult with and take all reasonable direction from CPC with respect to such discussions). If so requested by CPC, Maxygen shall take any legal actions available to Maxygen reasonably requested by CPC to contest Bayer’s opposition to the substitution, at CPC’s expense. If Bayer consents to the substitution or otherwise does not object to the proposed substitution protein within thirty (30) days after receiving the Substitution Notice, the proposed substitution protein shall become a Maxygen Exclusive Protein and Maxygen shall provide notice thereof to CPC. Maxygen shall in no event request a substitution of a protein in accordance with Section 2.5.6 of the Bayer Agreement without the prior written approval of CPC, which approval is in CPC sole discretion.

2.8.3 If Bayer provides a Substitution Notice to Maxygen proposing substitution proteins, Maxygen shall promptly provide a copy of such notice to CPC. CPC shall, within twenty-five (25) days following Maxygen’s receipt of such Substitution Notice from Bayer, either provide to Maxygen its written consent to such substitution or a draft Objection Notice if CPC reasonably objects to such substitution. After timely receipt by Maxygen of CPC’s written consent to such substitution or a draft Objection Notice, Maxygen shall provide a copy of such written consent or Objection Notice to Bayer within thirty (30) days of Maxygen’s receipt of Bayer’s Substitution Notice. Maxygen shall cooperate and use reasonable efforts to include CPC in all discussions related to an Objection Notice provided to Bayer (and if Bayer is unwilling to include CPC in such discussions, shall consult with and take all reasonable direction from CPC with respect to such discussions). If so requested by CPC, Maxygen shall take any legal actions available to Maxygen reasonably requested by CPC to oppose Bayer’s proposed substitution, at CPC’s expense.

2.8.4 The Parties acknowledge that the exclusivity provisions of the Bayer Agreement expire at the expiration of the “Exclusivity Period” as defined in the Bayer Agreement, and agree that the obligations of Maxygen under this Section 2.8 shall expire on July 1, 2013. In the event that Maxygen assigns the Bayer Agreement to any Third Party prior to July 1, 2013, Maxygen shall obtain written agreement from such Third Party to comply with the foregoing obligations set forth in this Section 2.8.

ARTICLE 3

LICENSES TO MAXYGEN

3.1 License Grants.

3.1.1 Contributor Technology.

(a) License Grant. Subject to the terms and conditions herein (including Sections 3.3 and 3.4), effective as of the Effective Date, CPC hereby grants to Maxygen, and Maxygen hereby accepts, an irrevocable (except, and solely to the extent, as set forth in Section 8.3), license under the Contributor Technology (i) to research, develop, make, have made, use, sell, offer for sale, import, and otherwise commercialize compounds and products that are neither Compounds nor Products, in the Territory, solely for use in the outside of the Field (including, for the avoidance of doubt, the right to make and use the Contributor Technology itself in connection therewith), which license shall be exclusive, and (ii) to research, develop, make, have made, use, sell, offer for sale, import, and otherwise commercialize Adjuvants and products containing such Adjuvants (but such license shall not extend to other Compounds, if any, that are not Adjuvants but are contained in such products), which license shall be non-exclusive, in each case subject to all licenses under such Contributor Technology granted by Maxygen prior to the Effective Date.

(b) No License Inside the Field. It is understood and agreed that the licenses set forth above do not convey any license to practice the Contributor Technology in or for any purpose within the Field or otherwise with respect to Compounds or Products (and CPC retains all such rights), except with respect to the non-exclusive license with respect to Adjuvants. For clarity, the license with respect to Adjuvants set forth above includes the right to develop and commercialize Adjuvants in the Field in or with products containing Vaccines, but does not include any right or license to practice Shuffling for the purpose of researching, developing, generating or creating Adjuvants for use in the Field independent of Vaccines.

3.1.2 Royalty-Free Licenses. Except with respect to Maxygen’s obligation to pay CPC amounts due to Third Parties as set forth in Section 3.4, the licenses granted to Maxygen under this Section 3.1 shall be royalty-free and fully paid up.

3.2 Sublicensing. Subject to Section 3.3, Maxygen shall have the right to grant and authorize sublicenses within the scope the licenses set forth in Section 3.1. Maxygen shall obligate all such sublicensees to which Maxygen conveys Confidential Information within the Contributor Technology to comply with applicable confidentiality terms set forth herein (including the restrictions both on disclosure and on use) with respect to such Contributor Technology.

3.3 Limitation on Licenses. It is understood and agreed that with respect to any aspect of the Contributor Technology for which CPC has less than fully exclusive, worldwide rights (i.e., co-exclusive, non-exclusive, limited territorial or otherwise restricted rights) as of the Effective Date, the licenses provided in Section 3.1 shall be limited to the scope of those rights that CPC Controls and has the right to license or sublicense to Maxygen.

3.4 Third Party Agreements. The Parties acknowledge that, with respect to Patents, Know-How and Materials in the Contributor Technology licensed to Maxygen pursuant to a Third Party agreement assigned to CPC under the Asset Contribution Agreement, the sublicense by CPC to Maxygen is subject and subordinate to all restrictions and obligations applicable to sublicensees set forth in such Third Party agreement, and that any breach of such restrictions and obligations under such Third Party agreements by a Party or its Affiliates may result in damage to the other Party or other licensees of CPC with respect to the subject Contributor Technology, which may include loss of license rights to such Contributor Technology or monetary damages. Maxygen acknowledges that, with respect to Patents, Know-How and Materials licensed to CPC pursuant to any such Third Party agreement, the sublicense by CPC to Maxygen (or the exercise by Maxygen or its Affiliates of such sublicense) may result in payment obligations to the Third Party under such Third Party agreements. Maxygen agrees to pay any such amounts due by CPC to such Third Parties for the grant of the sublicense to Maxygen hereunder (or the exercise thereof by Maxygen or its Affiliates), unless and until Maxygen elects to forego its rights under such Third Party agreement as provided below. At any time, Maxygen shall have the right, in its sole discretion, to terminate its sublicense rights from CPC hereunder under a given Third Party agreement, on an agreement-by-agreement basis, by providing written notice indicating that it no longer desires a sublicense to Contributor Technology under such Third Party agreement. Following the provision of such written notice: (i) Maxygen shall thereafter have no sublicense under this Agreement with respect to the Contributor Technology under the applicable Third Party agreement; (ii) Maxygen shall have no further obligation to make any payments hereunder with respect to such Third Party agreement (but, for the avoidance of doubt, shall remain responsible for payments thereunder attributable to activities by or under authority of Maxygen prior to Maxygen’s written notice under this Section 3.4); and (iii) Maxygen shall, as between the Parties hereto, thereafter no longer be subject to the applicable terms and conditions thereof (provided, however, that Maxygen shall remain responsible to comply with applicable confidentiality obligations and indemnity obligations under such Third Party agreement, and applicable restrictions, if any, on the use of tangible materials provided subject to the sublicense under such Third Party agreement, in each case to the extent reasonably considered as required to survive termination of Maxygen’s rights thereunder).

3.5 No Future IP; No Implied Rights. Maxygen acknowledges and agrees that (i) no rights or licenses are conveyed to Maxygen hereunder with respect to Patents, Know-How, Materials or other materials, know-how or intellectual property rights that are invented, created, first acquired, licensed to or otherwise obtained by CPC or any of its Affiliates after the Effective Date, and (ii) no rights or licenses are conveyed to Maxygen hereunder with respect to any Patents, Know-How, Materials or other materials, know-how or intellectual property rights owned or Controlled by any Third Party that becomes an Affiliate of CPC after the Effective Date that are not already licensed hereunder prior to such entity becoming an Affiliate. Accordingly, except for the rights expressly granted under this Agreement and without limiting any right granted under any written agreement entered into by the Parties, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by CPC to Maxygen hereunder. All rights with respect to Materials, Know-How, Patents or other intellectual property rights that are not expressly granted herein are reserved to the owner thereof. Notwithstanding the foregoing, the Patents licensed hereunder to Maxygen shall include Patents filed or issued after the Effective Date that claim priority to any Patent within the Contributor Technology (in the case of Patents owned by Third Parties, to the extent Controlled by CPC).

ARTICLE 4

INTELLECTUAL PROPERTY

4.1 Ownership. The ownership of any intellectual property right in subject matter developed or otherwise made by a Party in connection with this Agreement shall be determined in accordance with the applicable Law of the jurisdiction in which such subject matter was developed or otherwise made.

4.2 Prosecution. As between the Parties, Maxygen shall have sole responsibility for deciding, in its sole discretion, on behalf of Maxygen or its Affiliates or licensees, whether to file U.S., PCT or foreign patent applications, copyrights, the contents and subject matter of any such filing, whether (and in what manner) to continue prosecution of any patent applications or to maintain any Patent or copyright, or whether (and in what manner) to defend any oppositions and interferences, reissues or reexaminations regarding the Licensed Technology at its sole expense. As between the Parties, CPC shall have sole responsibility for deciding, in its sole discretion, on behalf of CPC or its Affiliates or licensees, whether to file U.S., PCT or foreign patent applications, copyrights, the contents and subject matter of any such filing, whether (and in what manner) to continue prosecution of any patent applications or to maintain any Patent or copyright, or whether (and in what manner) to defend any oppositions and interferences, reissues or reexaminations regarding the Contributor Technology at its sole expense.

4.3 Patent Challenges.

4.3.1 If CPC or any of its Affiliates challenges the validity or enforceability of any Patent within the Enabling Patents listed on Exhibit 1.16.3 in any court or before any Governmental Authority with authority to determine the validity or enforceability of such Patent and CPC or its Affiliate fails to dismiss or otherwise withdraw from such court or Governmental Authority proceeding within forty-five (45) days of Maxygen’s providing notice setting forth the identity of the Patent so challenged and the proceeding in which such Patent is challenged with a request for CPC or its Affiliate to dismiss or otherwise withdraw from such proceeding, Maxygen shall have the right to terminate the license granted to CPC hereunder with respect to such challenged Patent upon written notice to CPC.

4.3.2 CPC agrees that it shall provide reasonable assistance requested by Maxygen at Maxygen’s expense in connection with any litigation between Maxygen or any of its Affiliates with any Third Parties, where such Third Party challenges the validity or enforceability of any Patent Right within the Licensed Technology, including the pending litigation with Alligator Biosciences AB. CPC agrees not to provide knowingly any voluntary assistance to any such Third Party with respect to such challenge, and shall not provide any Confidential Information of Maxygen to such

Third Party without Maxygen’s express prior written consent unless, and solely to the extent, required by applicable Law or pursuant to agreements entered into prior to such litigation. CPC and its Affiliates shall notify Maxygen if they receive a subpoena, request or demand for any such Maxygen Confidential information from or on behalf of any such Third Party, and shall reasonably cooperate, as requested by Maxygen, to resist or limit the scope of such disclosure.

4.4 Improvements to Enabling Technology.

4.4.1 Maxygen Improvements. Maxygen and its Affiliates and licensees shall be entitled to make improvements, modifications, enhancements and changes to the Enabling Technology and shall have no obligation to assign or license any such improvements, modifications, enhancements or changes to CPC.

4.4.2 CPC Improvements. CPC and its Subsidiaries and permitted sublicensees shall be entitled to make improvements, modifications, enhancements and changes to the Enabling Technology and In-Licensed Program-Specific Technology and shall have no obligation to assign or license any such improvements, modifications, enhancements or changes to Maxygen or any of its Affiliates.

4.5 RR Technology, CMVP Technology and Software.

4.5.1 Maxygen Other Improvements. Maxygen and its Affiliates and licensees shall be entitled to make improvements, modifications, enhancements and changes to the RR Technology, CMVP Technology and Software and shall have no obligation to assign or license any such improvements, modifications, enhancements or changes to CPC. Notwithstanding the foregoing, to the extent Maxygen obtains, during the period from the Effective Date until July 1, 2012, a license, with the right to sublicense, under any Patents owned or controlled by Bayer HealthCare LLC (or its successor-in-interest under Bayer Agreement or its affiliate) claiming any Bayer Other Improvements (as defined in the Bayer Agreement) pursuant to Section 5.3 of the Bayer Agreement, Maxygen agrees to grant to CPC a non-exclusive sublicense thereunder, with the right to further sublicense, under such Patents of the same scope as the licenses granted under Sections 2.1.3, 2.1.4, and 2.1.5, as applicable, in each case, only to the extent Maxygen is able to grant such sublicense under the applicable license from Bayer; provided that such license from Bayer HealthCare LLC to Maxygen shall be deemed a Third Party Agreement for all purposes of this Agreement, and accordingly, to the extent provided under Section 2.5, CPC agrees to pay to Maxygen all amounts due from Maxygen to Bayer for the grant of such sublicense(s) to CPC or the practice of such sublicense(s) by CPC or its Affiliates of their licensees and to otherwise comply with the applicable terms of such license. Notwithstanding the foregoing, this Section 4.5.1 shall not be deemed to be an obligation upon Maxygen, or a right of CPC, to obtain a license or sublicense under Section 5.3 of the Bayer Agreement, or the right to sublicense to CPC, under any Patent owned or controlled by Bayer HealthCare LLC (or its successor-in-interest under Bayer Agreement or its affiliate) claiming improvements, modifications, enhancements or changes to the RR Technology, CMVP Technology or Software.

4.5.2 CPC Other Improvements. CPC and its Subsidiaries shall be entitled to make improvements, modifications, enhancements and changes to the RR Technology, CMVP

Technology and to make modifications, improvements, enhancements or derivative works from the Software (individually or collectively, the “CPC Other Improvements”). With respect to CPC Other Improvements made by CPC or its Subsidiary prior to a CPC Change of Control, CPC agrees to grant, and to cause its Subsidiaries to grant, to Bayer HealthCare LLC (or its successor-in-interest under Bayer Agreement or its affiliate) a non-exclusive license, with the right to sublicense, under Patents owned or controlled by CPC or any of its Subsidiaries claiming any CPC Other Improvement, for any use by Bayer in the Territory, as provided in Section 5.2.2 of the Bayer Agreement, and to comply with the provisions and procedures described in Section 5.3 of the Bayer Agreement for purposes of determining financial terms of such license.

4.6 Third Party Infringement.

4.6.1 Notice. If a Party or any of its Affiliates becomes aware of any actual or potential infringement of any Patents in the Licensed Technology or Contributor Technology, or if either Party becomes aware of any declaratory judgment action or similar proceeding with respect to any Patents within the Licensed Technology or Contributor Technology, then such Party shall promptly notify the other Party in writing. Upon request of either Party, the Parties shall discuss such actual or potential infringement in the Licensed Technology or Contributor Technology, as well as whether and how to enforce such Patents within the Licensed Technology or Contributor Technology with respect to such infringement, and allocation of costs and expenses related thereto.

4.6.2 Interest of Various Parties. CPC hereby acknowledges that there are and will be multiple licensees of the Licensed Technology and that Maxygen has the responsibility to determine how to best enforce and defend the Patents within the Licensed Technology for the benefit of all licensees, including Third Parties other than CPC, and CPC further acknowledges that such responsibility may affect Maxygen’s determination whether to enforce or defend particular Patents within the Licensed Technology in any particular instance. CPC acknowledges that (i) certain Patents within the Licensed Technology are and will be owned by Third Parties and, that in some cases, such Third Parties may retain or have retained the first right, or the sole right, to enforce or defend such Patents, and (ii) prior to the Effective Date, Maxygen has granted to Third Parties under the Third Party Agreements listed on Exhibit 1.46 rights to conduct or participate in the enforcement or defense of Patents within the Licensed Technology owned by Maxygen.

4.6.3 Infringement in Field. For any infringement, declaratory action or similar proceeding with respect to the Patents within the Enabling Patents, Astellas Agreement Patents or Other Program Patents, which infringement occurs in the Field (or declaratory judgment action is brought by a Third Party alleging threat of enforcement of such Patent with respect to activities in the Field), CPC shall have the right to request in writing that Maxygen enforce such Patents within the Enabling Patents against such infringement, describing CPC’s information and knowledge with respect to such actual or suspected infringement and basis for its belief how such infringement, action or proceeding involved the use of Enabling Patents, Astellas Agreement Patents or Other Program Patents within the Field. Upon receiving such a written request, Maxygen shall have one hundred and eighty (180) days after receipt of such request to examine and evaluate the facts and circumstances regarding such infringement, action or proceeding, as well as the interests of Maxygen and its Affiliates and Third Parties with respect to the Enabling Patents, Astellas Agreement Patents or Other Program Patents and to determine in Maxygen’s discretion whether to institute suit or take other action to abate such infringement, action or proceeding, at Maxygen’s expense. If Maxygen or its Affiliate does not institute suit or take other action to abate such infringement, action or proceeding within such 180-day period or if Maxygen institutes but does not maintain or continue through resolution, then CPC may, at CPC’s expense, institute suit to enforce the Enabling Patents, Astellas Agreement Patents or Other Program Patents against such infringement, action or proceeding in the Field with respect to a Compound or Product that is a Resulting Product, subject to the consent of the owner of the applicable Patents if such Patents are not owned by Maxygen or its Affiliates, and subject to any rights granted to a Third Party prior to the Effective Date pursuant to a Third Party Agreement listed on Exhibit 1.46; provided that until the expiration of such 180-day period, CPC shall not take any action to enforce, or threaten to enforce, such Patent against such infringement, action or proceeding. Any recoveries from such enforcement attributable to infringement, action or proceeding of the Enabling Patents, Astellas Agreement Patents or Other Program Patents within the Field with respect to a Compound or Product shall first be used to reimburse the expenses of the Parties (including amounts paid by the Party controlling such action for the expenses of the other Party) with the remainder shared (as between the Parties) as follows: (i) sixty percent (60%) to the Party controlling such action; and (ii) forty percent (40%) to the other Party. Any recoveries from such enforcement attributable to outside the Field or compounds or products other than Compounds or Products shall belong exclusively to Maxygen.

4.6.4 Cooperation. In connection with any such claim, suit or proceeding subject to Section 4.6.3, the Parties shall reasonably cooperate with each other and shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding. At the request and expense of the Party initiating any such claim, suit or proceeding, the other Party agrees to join in any such claim, suit or proceeding in the event that the other Party is necessary or indispensable to such proceedings, or such joinder of such Party is otherwise required, by applicable Law.

4.7 Defense of Third Party Action. If a Third Party institutes any action to have any patent within the Patents within the Licensed Technology other than Enabling Technology held invalid, non-infringed or unenforceable, the Parties agree to discuss, in good faith with each other (and with the owner of the applicable Patents if these are not owned by Maxygen or its Affiliates, and any Third Parties to whom Maxygen or its Affiliates has granted rights regarding enforcement or defense of such Patents prior to the Effective Date), which Party (or Third Party) should control the defense of such action. All of the out-of-pocket costs and legal fees relative to such defense shall be shared if and to the extent agreed by the Parties (and applicable Third Parties). If there is any recovery of out-of-pocket costs and legal fees, the recovery shall, unless otherwise agreed, be used to reimburse the Parties (and applicable Third Parties) according to the proportion of out-of-pocket costs and legal fees each Party (or applicable Third Party) paid, and the remaining recovery will be split according to the proportion of out-of-pocket costs and legal fees each Party (or applicable Third Party) paid. If the Parties cannot agree on which Party will prosecute a suit or the sharing of the costs, then as between the Parties, (i) Maxygen shall have the right to determine whether and, if so, how to prosecute or defend such suit and will be entitled to name CPC as a party in such suit if CPC is a necessary or indispensable party, and (ii) Maxygen shall be responsible for all of the out-of-pocket costs and legal fees of Maxygen and CPC relative to such suit Maxygen prosecutes or defends, and any recoveries from such suit shall belong exclusively to Maxygen.

4.8 Settlement. No Party shall enter into an agreement to settle any action with respect to Licensed Technology covered by this Article 4 which agreement would conflict with, or materially diminish, the rights granted to or retained by the other Party with respect to the Licensed Technology, nor enter into any such agreement which makes any admission of wrongdoing by the other Party or any admission of the invalidity, unenforceability or absence of infringement of any Patents licensed hereunder, in each case without first obtaining the written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 5

CONFIDENTIALITY

5.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that each Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than for the purpose of exercising its retained rights or rights under licenses granted hereunder, or performing obligations hereunder, or as otherwise provided for in this Agreement or in any Transaction Agreements (as that term is defined in the Master Joint Venture Agreement) or the Astellas Agreement, any confidential and proprietary information and materials of the other Party (collectively, “Confidential Information”). Licensed Technology shall be deemed the Confidential Information of Maxygen for purposes of this Agreement. Contributor Technology shall be deemed the Confidential Information of CPC for purposes of this Agreement. Notwithstanding the foregoing, Confidential Information shall not include any information to the extent that it can be established by written documentation by the receiving Party that such information:

5.1.1 was already known to the receiving Party, at the time of disclosure, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation established), and except or to the extent such information was already known to the receiving Party solely because or as a result of any employee of the receiving Party previously obtaining such information while an employee of the disclosing Party;

5.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

5.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

5.1.4 was independently discovered or developed by the receiving Party without reference to or use of Confidential Information of the disclosing Party as demonstrated by documented evidence; or

5.1.5 was disclosed to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation established), by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

The obligations set forth in this Section 5.1 shall remain in effect during the Term of this Agreement and for five (5) years thereafter.

5.2 Authorized Disclosure. Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party as follows: (i) under appropriate confidentiality provisions substantially equivalent to those in this Agreement (but for a confidentiality period that is reasonable and customary under the applicable circumstances) in connection with the performance of its obligations or as reasonably necessary or useful in the exercise of its rights under this Agreement, including the right to grant licenses or sublicenses or extension of the licenses and sublicenses to Affiliates and subcontractors as permitted hereunder; (ii) to the extent such disclosure is reasonably necessary in prosecuting or maintaining any Patent or other intellectual property right in accordance with this Agreement, prosecuting or defending litigation related to this Agreement, complying with applicable governmental regulations with respect to performance under this Agreement (including to comply with the applicable rules of any public stock exchange upon which the stock of such Party or its Affiliate is listed), provided that the Party seeking to disclose Confidential Information of the other Party uses commercially reasonable efforts, consistent with typical practice in the biopharmaceutical industry, to secure confidential treatment thereof, as applicable; (iii) to the extent such disclosure is otherwise required by Law, provided, however, that if a Party is required by Law or court order to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, in each of the foregoing, (but not to the extent inappropriate in the case of Prosecution and Maintenance of Patents), will use its reasonable efforts to seek confidential treatment of such Confidential Information required to be disclosed and limit disclosure of the Confidential Information to only that part necessary to comply with the request; any disclosure of Confidential Information as permitted in the foregoing sentence shall not alter the confidential nature of such Confidential Information for all other purposes; (iv) in communication with advisors (including financial advisors, lawyers and accountants) or actual or bona fide potential investors or acquirers, or actual or bona fide potential licensees or sublicensees related to Products, or approved or permitted contractors, service providers, vendors and the like used (or to be used) in connection with activities hereunder, each on a need to know basis, and in each case under standard confidentiality obligations (subject to the allowances for term of confidentiality provided in subsection (i) above, except with respect to disclosures to actual or bona fide potential investors and acquirers receiving any technical data or information related to Compounds or Products or the Licensed Technology that is Confidential Information of the other Party shall be subject to obligations of confidentiality for a period of at least five (5) years after such disclosure, or (v) to the extent mutually agreed to by the Parties. In addition to the foregoing, with respect to complying with the disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”) or similar regulatory bodies or the rules of an applicable public stock exchange, in connection with any required disclosure of material information related to this Agreement, the Parties shall consult with one another concerning the information to be disclosed and secure confidential treatment thereof where practicable. If time does not permit such discussion, or if after such discussion between counsel, the Party desiring to make the disclosure still believes such Party is required by applicable Law or applicable stock exchange rule to make such disclosure, it may do so, upon written notice to the other Party. For clarity, nothing in this Section 5.2 shall prevent any Party from making disclosures required by applicable Law.

5.3 Confidential Terms. Each of the Parties agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior approval of the other Party, except: (i) to advisors (including financial advisors, attorneys and accountants), approved or permitted contractors, actual or bona fide potential investors or acquirers, or actual or bona fide potential licensees or sublicensees or others on a need to know basis, in each case under circumstances that reasonably ensure the confidentiality thereof; or (ii) under circumstances that reasonably ensure the confidentiality of the information, to the extent necessary to comply with the terms of agreements with Third Parties existing as of the Effective Date pursuant to which such Party first obtains rights to such Party’s Licensed Technology, which is (sub)licensed to the other Party hereunder, or (iii) to the extent previously made publicly available pursuant to this Section 5.3, or (iv) to the extent required by applicable Law or the applicable rules of any public stock exchange upon which the stock of such Party or its Affiliate is listed; provided, however, that if a Party is required by Law or the applicable rules of any public stock exchange to make any such disclosure of the terms or conditions of this Agreement, it will give reasonable advance notice to the other Party of such disclosure requirement and will use its reasonable efforts to seek confidential treatment of such terms and conditions. In addition to the foregoing, with respect to complying with the disclosure requirements of the SEC or similar regulatory bodies or the rules of an applicable public stock exchange, in connection with any required filing of this Agreement, the Parties shall consult with one another concerning which terms of this Agreement shall be requested to be redacted in any public disclosure of the Agreement (including by allowing the other Party an opportunity to review and comment upon the proposed filing of this Agreement). If time does not permit such discussion, or if after such discussion between counsel, the Party desiring to make the disclosure still believes such Party is required by applicable Law or applicable stock exchange rule to make such disclosure, it may do so, upon written notice to the other Party. For clarity, nothing in this Section 5.3 shall prevent any Party from making disclosures required by applicable Law.

5.4 Subsequent Disclosures. Once a publication or other disclosure has been made in accordance with Section 5.3 above, a Party may make subsequent disclosures of information contained therein without approval or prior review of the other Party; provided, however, that the requirements of Section or 5.3 shall, to the extent applicable, apply with respect to new or additional information in any such subsequent disclosure.

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 Mutual Representations, Warranties and Covenants. Each Party (the “Representing Party”) hereby represents, warrants and covenants to the other Party, as a material inducement for such other Party’s entry into this Agreement, as follows:

6.1.1 The Representing Party is duly organized and validly existing under the Laws of its jurisdiction of incorporation and it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement;

6.1.2 This Agreement is a legal and valid obligation binding upon the Representing Party and enforceable against it in accordance with its terms, assuming due execution and delivery of the Agreement by the Parties, and subject to applicable laws regarding insolvency, bankruptcy, reorganization, moratorium and other Laws affecting creditors’ rights generally as from time to time in effect;

6.1.3 The execution, delivery and performance of the Agreement by the Representing Party does not conflict with any agreement, instrument or understanding, oral or written, by which it is bound, nor to its knowledge, violate any Law;

6.1.4 To its knowledge as of the Effective Date, no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations currently in effect, is or will be necessary for the granting of the licenses set forth in this Agreement, or for the performance by the Representing Party of its obligations under this Agreement; and

6.1.5 The Representing Party has not granted as of the Effective Date, and during the Term will not grant, any right to any Third Party relating to its respective Patents, Know-How or Materials licensed hereunder which conflicts with the rights granted to the other Party hereunder; and without limiting the foregoing, the Representing Party will not, during the Term, encumber the Patents, Know-How and Materials licensed to the other Party hereunder, with liens, mortgages, security interests or another similar interest that would give the holder the right to convert the interest into ownership of such Patents, Know-How and//or Materials, unless the encumbrance is subject to the licenses and rights granted to the other Party herein.

6.2 Representations, Warranties and Covenants by Maxygen. Maxygen hereby represents and warrants and covenants to CPC as follows:

6.2.1 It has sufficient legal and/or beneficial title, ownership or license, free and clear from any Encumbrances (as defined in the Master Joint Venture Agreement), of the Licensed Technology to grant the licenses to CPC set forth in this Agreement on the terms and conditions herein. For clarification purposes, the representation and warranty in this Section 6.2.1 applies to the ownership or licensure of the Licensed Technology and shall have no effect as to the “AS IS” disclaimer, and disclaimers regarding validity, enforceability or non-infringement, with respect to the Licensed Technology in Section 6.4;

6.2.2 During the Term of this Agreement, it shall not enter into any agreement with any Third Party, nor grant any license or covenant not to sue, or other similar interest or benefit, exclusive or otherwise, to any Third Party, relating to any Licensed Technology that conflicts with the licenses to CPC set forth in this Agreement on the terms and conditions herein;

6.2.3 As of the Effective Date, (i) Exhibits 1.10.3, 1.16.3, 1.39.3, collectively, are a complete and accurate list of all Patents within the Licensed Technology which are either (A) owned by Maxygen, or (B) to the extent such information is available in the records of Maxygen without duty of inquiry, licensed to Maxygen under the Third Party Agreements;

6.2.4 As of the Effective Date, (i) Maxygen is not in material breach of any of its Third Party Agreements and no Third Party has notified Maxygen of any material breach of such

Third Party Agreements, in each case that remains uncured and which would result in a material adverse effect on the ability of Maxygen to perform its obligations hereunder, and (ii) Maxygen has not received written notice from any licensor under a Third Party Agreement purporting to terminate, or restrict the scope of, Maxygen’s rights under such Third Party Agreement with respect to the scope of the rights licensed to CPC hereunder by reason of any action or omission of Maxygen;

6.2.5 As of the Effective Date, except as set forth on Exhibit 6.2.5, neither Maxygen nor any of its Affiliates has received written notice or written claim of infringement from any Third Party alleging that the activities of Maxygen or any of its Affiliates in practicing the Licensed Technology infringe, misappropriate, or otherwise unlawfully use proprietary rights, including Patents, copyrights or trade secrets (but excluding trademark rights);

6.2.6 Except as set forth on Exhibit 6.2.6, to the Knowledge (as defined in the Master Joint Venture Agreement) of Maxygen as of the Effective Date, (i) no written claim by any Third Party contesting the validity or enforceability of the Patents within the Licensed Technology, or use or ownership of the Licensed Technology, has been received by Maxygen, and (ii) there is no pending (i.e., filed or requested) interference or litigation that involves any of the Patents within the Licensed Technology;

6.2.7 During the Term of the Agreement, Maxygen will comply with all applicable terms and conditions under the Third Party Agreements and the New Third Party Agreements and will not terminate, amend, or waive any rights under any Third Party Agreement or any New Third Party Agreement in any manner (a) which diminishes the licenses to CPC or requires any increase in obligations by CPC hereunder with respect to the Licensed Technology that is subject to such Third Party Agreement or New Third Party Agreement, as applicable, (b) that requires any increase in obligations by Astellas under the Astellas Agreement, or (c) impairs CPC’s ability to perform its obligations under, or grant the licenses to Astellas under, the Astellas Agreement;

6.2.8 The list of Third Party software set forth in Exhibit 2.1.5 (x) is a complete list of Third Party software (i) needed to run the Software, or (ii) used by Maxygen in the conduct of the scientific and technical activities of the Business (as defined under the Asset Contribution Agreement); (y) is generally available for license by CPC as of the Effective Date, and (z) can be licensed by CPC at an aggregate cost (based on prices as of the Effective Date) that does not exceed one hundred thousand dollars ($100,000);

6.2.9 Except as may be expressly provided under the Third Party Agreements listed on Exhibit 1.46, no Person who has licensed Patents within the Licensed Technology to Maxygen, has ownership rights or license rights to improvements made by Maxygen in such Licensed Technology;

6.2.10 Maxygen has the full right to grant the licenses and sublicenses to be granted to CPC in accordance with Section 2.1 and the terms and conditions hereof, and there exist no restrictions on sublicensing any intellectual property licensed to Maxygen which would otherwise fall within the full scope of such license and sublicense to CPC as set forth and in accordance with the terms and conditions of this Agreement in the absence of such restriction; and

6.2.11 Except with respect to annual payments, milestone payments, royalties on product sales, or other similar payments under Third Party Agreements indicated on Exhibit 2.5.1, or as provided in Third Party Agreements listed on Exhibit 1.46 with respect to indemnity obligations or the sharing of costs and/or recoveries in connection with enforcement or defense of Patents, there are no royalties, fees, honoraria or similar payments payable by Maxygen to any Third Person arising from the grant or practice of a sublicense to CPC.

6.3 Representations, Warranties and Covenants by CPC. CPC hereby represents and warrants and covenants to Maxygen as follows:

6.3.1 It has sufficient legal and/or beneficial title, ownership or license, free and clear from any Encumbrances (as defined in the Master JVA) other than applicable terms and conditions of Contributor Contracts assigned to CPC pursuant to the Asset Contribution Agreement, of the CPC Improvements and CPC Other Improvements to grant the licenses and covenants not to sue set forth in Sections 4.5.2 and 6.3.5 of this Agreement on the terms and conditions herein. For clarification purposes, the representation and warranty in this Section 6.3.1 applies to the ownership or licensure of the CPC Improvements and CPC Other Improvements and shall have no effect as to the “AS IS” disclaimer, and disclaimers regarding validity, enforceability or non-infringement, with respect to the CPC Improvements and CPC Other Improvements in Section 6.4;

6.3.2 During the Term of this Agreement, it shall not grant any assignment, license, covenant not to sue, or other similar interest or benefit, exclusive or otherwise, to any Third Party relating to any Patent, Material, Know-How or other proprietary right that conflicts with the licenses and covenants not to sue with respect to the CPC Improvements and CPC Other Improvements in Sections 4.5.2 and 6.3.5 of this Agreement on the terms and conditions herein;

6.3.3 CPC and its Affiliates shall not purport to sublicense, or otherwise facilitate any Third Party’s use of, the Enabling Technology or Software prior to consummation of a CPC Change of Control without the prior written consent of Maxygen except as expressly provided for under Section 2.2.

6.3.4 Until the expiration of the Enabling Patents in the Territory, on a patent-by-patent and country by country basis, CPC shall not, and shall cause its Affiliates not to, practice the Enabling Technology in or for any use outside the Field, and CPC shall not develop, commercialize or otherwise exploit any Resulting Products in or for any use outside the Field, except in each case to the extent that CPC has received a license or sublicense under the Enabling Technology from a Third Party capable of granting such license or sublicense covering such practice or development, commercialization or other exploitation outside the Field. CPC acknowledges that practice of the Enabling Technology for any use outside the Field without such license or sublicense, may result in damage to Maxygen or its Affiliates, which may include loss of license rights to Enabling Technology under Third Party Agreements or monetary damages.

6.3.5 For so long as CPC remains an Affiliate (as defined under the Bayer Agreement) of Maxygen, CPC will not, and shall cause each of its Affiliates not to, sue Bayer HealthCare LLC (or its successor in interest), or its Affiliate for use of the Enabling Technology (substantially as such Enabling Technology was practiced by Maxygen prior to the Effective Date of the Bayer Agreement) under any Patents that issue to (as “issued to” is construed under the Bayer Agreement) CPC or its Affiliates after the Effective Date claiming any improvements, modifications, enhancements or changes to the Enabling Technology which are directed to the practice of the Enabling Technology per se, but excluding without limitation any Patents directed to any specific Resulting Products (“CPC Improvements”).

6.3.6 CPC covenants that it and its Affiliates shall not, and shall not permit any Third Party to which CPC or its Affiliate transfers any CMVP Materials or materials derived therefrom to, use the CMVP Materials or other materials derived therefrom for any use other than as research reagents. The covenant in this Section 6.3.6 shall not be construed to prohibit other uses by CPC or its Affiliates of CMV promoter variants separately synthesized by CPC or its Affiliates or Third Parties without use of the tangible CMVP Materials provided by Maxygen or other tangible materials directly derived therefrom.

6.3.7 CPC acknowledges that certain Patents, Know-How and Materials within the Licensed Technology have been or may be licensed to Maxygen or its Affiliates pursuant to the Third Party Agreement(s) listed on Exhibit 1.46, and that the sublicenses granted by Maxygen or its Affiliates to CPC with respect thereto are subject and subordinate to the terms of any such Third Party Agreement. CPC hereby covenants that CPC shall, for the lesser of the term of each such Third Party Agreement or any New Third Party Agreement and the term of this Agreement, comply with all applicable restrictions and obligations applicable to sublicensees set forth in the terms of each such Third Party Agreement in the form provided as of the Effective Date and any such New Third Party Agreement in the form provided pursuant to Section 2.5.2 regarding the use of the Licensed Technology to which such Third Party Agreement or such New Third Party Agreement, as applicable, relates, and all applicable restrictions (if any) with respect to Resulting Products; provided, however, it shall not be considered a breach of this covenant by CPC to the extent any failure to comply by CPC arises from Maxygen’s breach of its covenants in Section 6.2.7.

6.3.8 For so long as CPC remains an Affiliate (as defined under the Bayer Agreement) of Maxygen, CPC shall comply, and shall ensure that its Affiliates comply, with applicable terms and conditions set forth in the Third Party Agreements listed on Exhibit 1.46. For so long as CPC remains an Affiliate (as defined under the Bayer Agreement) of Maxygen, CPC shall not purport to terminate or amend any Third Party Agreement in any manner which would diminish the license to Bayer, or require any increase in obligations of Bayer, under the Bayer Agreement with respect to the Licensed Technology that is subject to such Third Party Agreement without Maxygen’s prior written consent.

6.3.9 For so long as CPC remains an Affiliate (as defined under the Bayer Agreement) of Maxygen, CPC shall notify both Maxygen and Bayer HealthCare LLC promptly if CPC receives notice, whether or not there is a cure period, from a Third Party that CPC, or Maxygen or any other licensee of Maxygen, is in material breach of any Third Party Agreement, or notice from any Third Party which purports to modify or terminate any Third Party Agreement in any manner. CPC shall take prompt and commercially reasonable steps to cure any such breach by CPC or its Affiliate.

6.3.10 Until the earlier of (a) the Option Closing and (b) July 2, 2013, CPC shall ensure that it and its Subsidiaries do not (1) themselves or on behalf of others, acquire, develop, make, use, sell, import, offer to sell or commercialize any Coagulation Factor Variant, nor (2) grant or attempt to grant any Third Party a license to do so. As used herein, “Coagulation Factor Variant” means (i) any amino acid (including any natural, synthetic, modified or other amino acid analogue) chain that is any of coagulation Factor VII, coagulation Factor VIII or coagulation Factor IX, or any variant, homolog, derivative, mutant, or fragment of Factor VII, Factor VIII or Factor IX, or any of the foregoing that is conjugated or otherwise coupled to any other molecule (e.g., polyethylene glycol, immunoglobulin domain, sialylation, pegylated, or glycosylation).

6.3.11 For so long as CPC remains an Affiliate (as defined under the Bayer Agreement) of Maxygen, CPC shall comply, and shall ensure that its Subsidiaries comply, with the applicable terms and conditions set forth in the various agreements entered into by and between Maxygen, Inc. and Bayer HealthCare LLC, on or about July 1, 2008, that (i) apply by their terms to Affiliates of Maxygen or (ii) provide that Maxygen shall cause, require, ensure or otherwise procure performance or compliance by its Affiliates, including the following provisions: Sections 3.1, 4.4(c)(i), 4.4(d)(i), 4.4(d)(ii), 4.4(d)(iii), 4.4(d)(v), 4.4(d)(vii), 6.3 and 11.5 of the Technology Transfer Agreement; Section 7.1.1 of the License Agreement (also referred to in this Agreement as the “Bayer Agreement”); and Sections 6.2 and 8.3 of the Intellectual Property Cross License Agreement.

6.4 Disclaimer of Warranties. EXCEPT EXPRESSLY AS SET FORTH IN THIS AGREEMENT, THE ENABLING TECHNOLOGY, SOFTWARE, IN-LICENSED PROGRAM-SPECIFIC TECHNOLOGY, RR TECHNOLOGY, CMVP TECHNOLOGY, ASTELLAS AGREEMENT TECHNOLOGY, OTHER PROGRAM TECHNOLOGY, CONTRIBUTOR TECHNOLOGY, CPC IMPROVEMENTS OR CPC OTHER IMPROVEMENTS HEREUNDER, AND ALL PATENTS, KNOW-HOW AND MATERIALS WITHIN THE FOREGOING, ARE PROVIDED AND LICENSED TO CPC OR MAXYGEN, AS APPLICABLE, “AS IS.” EXCEPT EXPRESSLY AS SET FORTH IN THIS AGREEMENT, MAXYGEN AND CPC EXPRESSLY DISCLAIM ANY AND ALL WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO ANY OF THE ENABLING TECHNOLOGY, SOFTWARE, IN-LICENSED PROGRAM-SPECIFIC TECHNOLOGY, RR TECHNOLOGY, CMVP TECHNOLOGY, ASTELLAS AGREEMENT TECHNOLOGY, OTHER PROGRAM TECHNOLOGY, OR CPC IMPROVEMENTS, CPC OTHER IMPROVEMENTS OR CONTRIBUTOR TECHNOLOGY, OR RESULTS OBTAINED, OR COMPOUNDS OR PRODUCTS, IF ANY, DEVELOPED, CREATED OR PRODUCED IN WHOLE OR PART THROUGH APPLICATION OF THE LICENSED TECHNOLOGY OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BOTH PARTIES ACKNOWLEDGE AND DISCLAIM ANY WARRANTY AS TO THE USEFULNESS OR COMMERCIAL SUCCESS OF ANY RESULTING PRODUCT, COMPOUND OR OTHER PRODUCT OR THE ACHIEVEMENT OF DESIRED GOALS THROUGH USE OF THE LICENSED TECHNOLOGY.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification.

7.1.1 Fault-Based.

(a) Subject to Sections 7.2 and 7.3, CPC shall defend, indemnify, and hold Maxygen, its Affiliates, and their respective directors, officers, employees and agents (collectively, “Maxygen Indemnitees”) harmless, at CPC’s cost and expense, from and against any and all liabilities, losses, costs, damages, fees or expenses (including reasonable legal expenses and attorneys’ fees incurred by any Maxygen Indemnitees until such time as CPC has acknowledged and assumed its indemnification obligation hereunder with respect to a claim) payable to a Third Party (collectively, “Losses”) arising out of any claim, action, lawsuit, or other proceeding (collectively, “Claims”) brought against any Maxygen Indemnitee by such Third Party to the extent such Losses result from (i) the breach by CPC of any covenant set forth in Sections 6.3.4, 6.3.5, 6.3.6, 6.3.8, 6.3.9, 6.3.10 or (ii) CPC’s, or any of its Affiliates’ or licensees’ or sublicensees’, use, testing, operation, sale, manufacture or other exploitation of the Licensed Technology or any Compounds or Products that CPC or any of its Affiliates discovers, develops, creates, modifies or manufactures using any Licensed Technology, including the Resulting Products (each of (i) or (ii), a “Fault of CPC” for purposes of this Article 7); but excluding such Losses to the extent they arise from the Fault of Maxygen, arise from any Claim alleging infringement of intellectual property rights of a Third Party or arise from the gross negligence, recklessness or willful misconduct of Maxygen or any of its Affiliates.

(b) Subject to Sections 7.2 and 7.3, Maxygen shall defend, indemnify, and hold CPC, its Affiliates, and their respective directors, officers, employees and agents (collectively, “CPC Indemnitees”) harmless, at Maxygen’s cost and expense, from and against any and all Losses (including reasonable legal expenses and attorneys’ fees incurred by any CPC Indemnitees until such time as Maxygen has acknowledged and assumed its indemnification obligation hereunder with respect to a claim) arising out of any Claim brought against any CPC Indemnitee by such Third Party to the extent such Losses result from (i) a breach by CPC of its representations or warranties set forth in Section 6.1 or 6.2, or (ii) claims that any exclusive license under the Enabling Technology previously granted to such Third Party by Maxygen or its Affiliates prevents the grant of the license to CPC under Enabling Technology for the research, development, manufacture or commercialization of Compounds and Products in the Field on the terms and conditions set forth herein or, (iii) Maxygen’s, or any of its Affiliates’ or licensee’s or sublicensees’, use, testing, operation, sale manufacture or other exploitation of the Licensed Technology or Contributor Technology or products or technology that Maxygen or any of its Affiliates discovers, develops, creates, modifies or manufactures using the Licensed Technology or Contributor Technology, including the Resulting Products (each of (i), (ii) or (iii), a “Fault of Maxygen” for purposes of this Article 7); but excluding such Losses to the extent they arise from the Fault of CPC, arise from any Claim alleging infringement of intellectual property rights of a Third Party or arise from the gross negligence, recklessness or willful misconduct of CPC or any of its Affiliates.

7.1.2 Apportionment of Fault. If any Losses occur by reason of or result from the joint Fault of CPC and Fault of Maxygen, liability for such Losses under Section 7.1.1(a) or Section 7.1.1(b) shall be apportioned between CPC and Maxygen according to the percentage of Fault of CPC and Maxygen. This Section 7.1.2 shall apply even under circumstances where a Third Party bears a percentage of the fault.

7.2 Claim for Indemnification. Whenever any Claim shall arise for indemnification under Article 7, the Maxygen Indemnitees and the CPC Indemnitees entitled to indemnification (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing of the Claim and, when known, the facts constituting the basis for the Claim. The Indemnified Party’s failure to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability to such Indemnified Party except to the extent any liability results from the failure to timely notify the Indemnifying Party. The Indemnifying Party shall promptly assume, and have the right to control, the defense and settlement thereof at its own expense. The Indemnified Party shall not settle or compromise any Claim by a Third Party for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, unless the Indemnifying Party is in breach of its obligation to defend hereunder. In no event shall either the Indemnified Party or Indemnifying Party settle any Claim without the prior written consent of the Indemnified Party if such settlement does not include a release from liability on such Claim or if such settlement would involve undertaking an obligation other than the payment of money by the settling Party that would bind or impair the non-settling Party, or result in any Licensed Technology, Patent or trademark of the other Party being rendered invalid or unenforceable, or if such settlement contains an admission that any Licensed Technology, Patent or trademark of the other Party is invalid or unenforceable. The provisions of this Article 7 shall be subject to the dispute resolution procedures of Article 9.

7.3 Reduction of Indemnity Payments. Notwithstanding anything in this Article 7 to the contrary, an indemnity payment owed by one Party to the other Party pursuant to this Agreement shall be reduced by all amounts actually received by the Indemnified Party under insurance policies purchased and maintained by the Indemnifying Party in connection with the Claim for which the indemnification related (less all deductibles, costs of collection, and other expenses incurred in connection therewith).

ARTICLE 8

TERM AND TERMINATION

8.1 Term. This Agreement will commence upon the Effective Date and shall be perpetual thereafter (the “Term”).

8.2 Expiration of Patents. On the expiration of each Patent within the Licensed Technology, on a Patent-by-Patent and country-by-country basis, the license set forth herein to the invention claimed in such Patent shall become non-exclusive in such country.

8.3 CPC Breach of Obligations With Respect to a Third Party Agreement. If CPC or any of its Affiliates materially breaches or materially fails to comply with any of the obligations or requirements expressly provided for hereunder with respect to any Third Party Agreement or New Third Party Agreement pursuant to which Maxygen obtains rights or licenses to Patents, Know-How or Material (provided that the substance of such obligation or requirement, and/or the applicable terms and conditions of such agreement setting forth such obligation or requirement, have been disclosed to CPC), and after notice to CPC from the licensor or Maxygen of such breach CPC fails to cure such breach within the period for cure provided in the applicable Third Party Agreement or New Third Party Agreement, then Maxygen shall have the right upon written notice to CPC to terminate CPC’s sublicense granted hereunder with respect to the Patents, Know-How or Materials sublicensed under such Third Party Agreement or New Third Party Agreement, as applicable; provided, however, that that the foregoing shall not apply to the extent the material breach or material failure to comply is attributable to a breach by Maxygen of Section 6.2.7 with respect to the applicable term or condition of such Third Party Agreement or such New Third Party Agreement, as applicable.

8.4 Cooperation Following Certain Terminations of Third Party Agreements.

8.4.1 Third Party Termination for Cause. In the event that the rights of Maxygen under any Third Party Agreement are terminated by the Third Party for cause thereunder in a manner which would diminish the licenses to CPC hereunder with respect to the Licensed Technology that is subject to such Third Party Agreement, and provided that CPC and its Affiliates are not in material breach of this Agreement, and have not failed to comply with any material obligations under such Third Party Agreement, then Maxygen shall use its reasonable efforts to cooperate with efforts of CPC to assure that CPC can maintain its sublicense to such Third Party Agreement.

8.4.2 Express Survival of Sublicenses. In the event that the rights of Maxygen under any Third Party Agreement are terminated by the Third Party thereunder in a manner which would diminish the licenses to CPC hereunder with respect to the Licensed Technology that is subject to such Third Party Agreement and such Third Party Agreement provides the express right for the sublicense granted to CPC hereunder to survive such termination, Maxygen shall use its reasonable efforts to take such actions required by such Third Party Agreement as may be required to ensure that the sublicense granted hereunder shall survive, unless the rights of Maxygen under such Third Party Agreement were terminated as a result of CPC’s, or its Affiliate’s or sublicensee’s, breach or failure to comply with the terms and conditions of such Third Party Agreement.

ARTICLE 9

DISPUTE RESOLUTION

9.1 Negotiation of CEOs. If any dispute arises between the Parties out of or in connection with this Agreement, or the validity, enforceability, construction, performance or breach (or alleged breach) thereof (a “Dispute”), either Party may, by written notice to the other, have such dispute referred to the CEOs (or an executive officer designated by the CEO with authority to settle such dispute) of the Parties for attempted resolution by good faith negotiations within ten (10) Business Days. In such event, each Party shall cause its CEO or the CEO’s designated executive officer to meet and be available to attempt to resolve such issue. If the Parties should resolve such dispute or claim, a memorandum setting forth their agreement will be prepared and signed by both Parties if requested by either Party. The Parties shall cooperate in an effort to limit the issues for consideration in such manner as narrowly as reasonably practicable in order to resolve the dispute. The Parties agree first to try in good faith to settle or resolve Disputes through the procedure described in this Section 9.1 before initiating arbitration pursuant to Section 9.2 or resorting to other legal action pursuant to Section 9.3 or 9.4.

9.2 Arbitration. Except with respect to Disputes involving the intellectual property rights of a Party under Section 9.3, the Parties agree that any Dispute which is not resolved under Section 9.1, or as otherwise expressly provided herein, shall be finally settled by binding arbitration under this Section 9.2 under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the “ICC Rules”) by one or more arbitrators appointed in accordance with the rules thereof and the decisions of the arbitrator shall be final and binding on the Parties hereto. The place of the arbitration proceeding shall be in San Francisco, California. The Parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding determination of the matters presented to the arbitrator. The costs of such arbitration, including administrative and arbitrator’s fees, shall be shared equally by the Parties, and each Party shall bear its own expenses and attorney’s fees incurred in connection with the arbitration. The Parties shall use good faith efforts to complete arbitration under this Section 9.2 within ninety (90) days following the initiation of such arbitration. The arbitrator shall establish reasonable additional procedures to facilitate and complete such arbitration within such ninety (90) day period.

9.3 Intellectual Property Disputes. Any disputes related to intellectual property rights of the Parties which are not resolved under Section 9.1 shall be brought to a court of competent jurisdiction in the country in which such intellectual property rights were granted.

9.4 Provisional Remedies. Nothing in this Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief, pending resolution under Section 9.1, 9.2 or 9.3 as applicable, that may be necessary to protect the rights or property of that Party. Seeking or obtaining such equitable or interim relief or provisional remedy in a court shall not be deemed a waiver of the agreement to arbitrate. For clarity, any such equitable remedies shall be cumulative and not exclusive and are in addition to any other remedies that either Party may have under this Agreement or applicable Law.

ARTICLE 10

MISCELLANEOUS

10.1 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the substantive Laws of the State of New York, without reference to conflicts of laws principles. Notwithstanding the above, any dispute regarding validity or enforceability of any Patent shall be governed by the patent laws of the jurisdiction in which such Patent was issued solely for the purpose of resolution of the dispute as to validity and enforceability.

10.2 Assignment. This Agreement shall not be assignable or otherwise transferred, in whole or in part, by either Party to any Third Party without the written consent of the other Party. Notwithstanding the foregoing, (i) CPC may assign this Agreement, without the written consent of Maxygen, to (a) an entity that acquires all or substantially all of the assets and business of CPC to which this Agreement relates in connection with a CPC Change of Control, or (b) if Astellas has exercised the Buy-Out Option, to an Affiliate of CPC or Astellas, in each case provided that the assignee promptly agrees in writing to be bound by the terms and conditions of this Agreement (including the licenses to Maxygen hereunder with respect to the Contributor Technology, if any, acquired by such entity); and (ii) Maxygen may assign this Agreement, without the written consent of CPC, to an entity that acquires (x) all or substantially all of the business or assets (which shall in each case shall include the Licensed Technology) of Maxygen to which this Agreement pertains (whether by merger, reorganization, acquisition, sale or otherwise), or (y) all or substantially all of the Enabling Technology, in each case provided that the assignee promptly agrees in writing to be bound by the terms and conditions of this Agreement (including the licenses to CPC hereunder with respect to the Licensed Technology, if any, acquired by such entity). No assignment or transfer of this Agreement shall be valid and effective unless and until the assignee/transferee agrees in writing to be bound by the provisions of this Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties. Except as expressly provided in this Section 10.2, any attempted assignment or transfer of this Agreement shall be null and void.

10.3 Limitation on Liability. EXCEPT FOR BREACH OF ARTICLE 5, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS OR INTERRUPTION OF BUSINESS, OR FOR ANY OTHER INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES. IN NO CASE SHALL EITHER PARTY BE LIABLE FOR ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY TO ANY THIRD PARTY. NOTHING IN THIS SECTION 10.3 IS INTENDED TO LIMIT EITHER PARTY’S OBLIGATIONS UNDER ARTICLE 7 IN RELATION TO AMOUNTS PAID TO A THIRD PARTY.

10.4 Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in English language, in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given if delivered in person, transmitted by as a PDF attachment to an email (with response email confirming receipt) or by express courier service (signature required) or five (5) Business Days after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within two (2) Business Days after such mailing, to the Party to which it is directed at its address or email address shown below or such other address or email address as such Party will have last given by notice to the other Party.

If to Maxygen,

addressed to:	Maxygen, Inc.
515 Galveston Drive
Redwood City, California 94063
USA
Attention: Chief Business Officer
Telephone: (650) 298-5300
Email address: corporatesecretary@maxygen.com

with a copy to:	Maxygen, Inc.
515 Galveston Drive
Redwood City, California 94063
USA
Attention: General Counsel
Telephone: (650) 298-5300
Email address: corporatesecretary@maxygen.com

and a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
USA
Attention: David W. Stevens
Telephone: (650) 493-9300

If to CPC, addressed to:	Perseid Therapeutics LLC c/o Maxygen, Inc.
515 Galveston Drive
Redwood City, California 94063
USA
Attention: Chief Business Officer
Telephone: (650) 298-5300
Email address: corporatesecretary@maxygen.com

with a copy to:	Maxygen, Inc.
515 Galveston Drive
Redwood City, California 94063
USA
Attention: General Counsel
Telephone: (650) 298-5300
Email address: corporatesecretary@maxygen.com

and a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
USA
Attention: David W. Stevens
Telephone: (650) 493-9300

10.5 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

10.6 Severability. If any provision hereof is held invalid, illegal or unenforceable by any arbitrator or court of competent jurisdiction from which no appeal can be or is taken, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such tribunal or jurisdiction, as the case may be, and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other tribunal or jurisdiction.

10.7 Entire Agreement/Modification. This Agreement, including its Exhibits, and the Transaction Agreements (as defined in the Master Joint Venture Agreement by and between Maxygen, CPC and Astellas of even date herewith (the “Master Joint Venture Agreement”) set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings between the Parties with respect to such subject matter. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of each of the Parties.

10.8 Relationship of the Parties. The Parties agree that the relationship of CPC and Maxygen established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish an employment, agency, joint venture, partnership or any other relationship. Except as may be specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

10.9 Force Majeure. Except with respect to payment of money, neither Party shall be liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfillment or the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from fire, earthquake, tornado, embargo, prohibition or intervention, riot, civil commotion, war, act of war (whether war be declared or not), insurrection, terrorist act, strike, flood, governmental act or restriction (beyond the reasonably control of the respective Party), act of God, or other cause that is beyond the reasonable control and not caused by the negligence or misconduct of the affected Party. The Party affected by such force majeure will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any such obligation under this Agreement is delayed owing to such a force majeure for any continuous period of more than one hundred eighty (180) days, the Parties hereto will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.

10.10 Third Party Beneficiaries. Except for the rights to indemnification provided for a Party’s indemnitees pursuant to Article 7, all rights, benefits and remedies under this Agreement are solely intended for the benefit of CPC and Maxygen, and except for such rights to indemnification expressly provided pursuant to Article 7, no Third Party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement (ii) seek a benefit or remedy for any breach of this Agreement, or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.

10.11 Advice of Counsel. Maxygen and CPC each acknowledge that this Agreement is the result of informed negotiation as part of a larger transaction between sophisticated parties, and each expressly agree that any rule of contract construction which might otherwise apply to cause ambiguities to be resolved against the drafting Party shall not apply to this Agreement, nor to any exhibits or attachments to this Agreement.

10.12 Other Obligations. Except as expressly provided in this Agreement or as separately agreed upon in writing between Maxygen and CPC, each Party shall bear its own costs incurred in connection with the implementation of the obligations under this Agreement.

10.13 Further Assurances. At any time or from time-to-time on and after the Effective Date, a Party shall at the request of the other Party (i) deliver to the requesting Party such records, data or other documents as may be reasonably necessary to give effect to the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of assignment, transfer or license as may be reasonably necessary to give effect to the provisions of this Agreement, and (iii) take or cause to be taken all such actions, as the requesting Party may reasonably deem necessary or desirable in order for the requesting Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

10.14 Governmental Matters.

10.14.1 Governmental Filings. Subject to Section 5.3, to the extent, if any, that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any governmental authority, including without limitation the SEC and the Competition Directorate of the Commission of the European Communities, in accordance with applicable Laws and regulations, such Party may do so, and the other Party shall cooperate in such filing or notification and shall execute all documents reasonable required in connection therewith, at the expense of the requesting Party. The Parties shall promptly notify each other as to the activities or inquires of any such governmental authority relating to this Agreement, and shall cooperate, to respond to any request for further information therefrom at the expense of the requesting Party.

10.14.2 License Registrations. CPC may, at its expense, register the licenses granted under this Agreement in any country of, or community or association of countries in, the Territory. Maxygen shall reasonably cooperate in such registration at CPC’s expense. Upon request by CPC, Maxygen agrees promptly to execute any “short form” licenses developed in a form reasonably acceptable to both Maxygen and CPC and reasonably submitted to it by CPC from time to time in order to effect the foregoing registration in such country. No such “short form” license shall be deemed to amend or be used to interpret this Agreement. If there is any conflict between such a license or other recordation document and this Agreement, this Agreement shall control.

10.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together, shall constitute one and the same instrument.

10.16 Licenses of “Intellectual Property”. The Parties agree that the licenses granted hereunder are rights in “intellectual property” within the scope of Section 101 (or its successors) of the United States Bankruptcy Code and for other similar laws. In addition, each Party, as a licensee of intellectual property rights hereunder, shall have and may fully exercise all rights available to a licensee under the United States Bankruptcy Code, including, without limitation, under Section 365(n) or its successors.

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IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

MAXYGEN, INC.		PERSEID THERAPEUTICS LLC

By:	/s/ Russell J. Howard	By:	/s/ Grant Yonehiro

Name:	Russell J. Howard, Ph.D.	Name:	Grant Yonehiro

Title:	Chief Executive Officer	Title:	CEO & President

EXHIBITS

Exhibit 1.10.2	CMVP Materials
Exhibit 1.10.3	CMVP Patents
Exhibit 1.16.2	Enabling Materials
Exhibit 1.16.3	Enabling Patents
Exhibit 1.18	Excluded Technology
Exhibit 1.19	Exclusively Out-Licensed Protein
Exhibit 1.29	MaxyBody
Exhibit 1.39.2	RR Materials
Exhibit 1.39.3	RR Patents
Exhibit 1.40	Software
Exhibit 1.46	Third Party Agreements
Exhibit 2.1.1	Prior Maxygen Licenses
Exhibit 2.1.5	Third Party Software
Exhibit 2.3.3	U.S. Government Rights
Exhibit 2.4.4	Third Party Rights
Exhibit 2.5.1	Payment Obligations
Exhibit 6.2.5	Claims
Exhibit 6.2.6	Suits

The registrant agrees to furnish to the Securities and Exchange Commission upon request a copy of any omitted schedule or exhibit.

[Signature page to Technology License Agreement]